 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Applied Genetic Technologies Corporation
At
$0.34 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right
(“CVR”) for Each Share, which Represents the Right to Receive One or More Payments in
Cash, Currently Estimated to Be up to Approximately $0.73 Per CVR in the Aggregate, Contingent upon the Achievement of Certain Milestones
By
Alliance Acquisition Sub, Inc.
a direct wholly owned subsidiary of
Alliance Holdco Limited
a direct wholly owned subsidiary of
Syncona Portfolio Limited
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON NOVEMBER 28, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Alliance Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), at a price per Share of $0.34, to the holder in cash, without interest and less any applicable withholding taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR, together with the Cash Consideration, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $0.73 per CVR in the aggregate (without interest and less any applicable withholding taxes), based on currently outstanding Shares and Company restricted stock units granted by the Company pursuant to its equity plans (each, a “Company RSU”) and contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The maximum amount that may be paid upon achievement of all of the milestones is $50.0 million. The milestones relate to certain transactions involving the Company’s assets and regulatory and commercial milestones related to the Company’s products. Based on the number of currently outstanding Shares and Company RSUs, a maximum of 68,646,495 CVRs would be issued in connection with the Merger and the maximum aggregate cash payment per CVR would be approximately $0.73 (without interest and less any applicable withholding taxes), consisting of up to $0.18 per CVR in respect of Milestone 1, if achieved, and $0.18 per CVR for each of Milestone 2, Milestone 3 and Milestone 4 (each as described herein), if achieved. The foregoing does not include any CVRs that would be issued if additional Shares were to become outstanding: (i) as a result of the exercise of Company stock options (“Company Options”) on or prior to the Effective Time, of which there are 6,535,786 outstanding stock options having a weighted average exercise price of $4.64 per share; (ii) as a result of the exercise of Company warrants (“Company Warrants”) issued in February 2021 at any time prior to their expiry in 2026, of which there are warrants to purchase 8,370,786 Shares with an exercise price of $6.00 per share; and (iii) as a result of the exercise of the Company Warrants issued in July 2022 at any time prior to their expiry in 2027, of which there are warrants to purchase 19,166,667 Shares with an exercise price of $0.60 per share. The Company Warrants issued in July 2022 also provide that the holders thereof may alternatively exercise a right to cause the Company to purchase such warrants from the holders thereof for a Black-Scholes-based cash payment. Because the maximum amount that may be paid upon achievement of all of the milestones is capped at $50.0 million and is divisible by the number of CVRs outstanding, the maximum amount payable per CVR would decrease if additional CVRs were issued as a result of the exercises of such Company Options and Company Warrants. see “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.” Purchaser is a direct wholly owned subsidiary of Alliance Holdco Limited (“Parent”), a private limited company organized under the laws of England and Wales, which is a direct wholly owned subsidiary of Syncona Portfolio Limited, a private limited company incorporated in Guernsey (“Syncona Portfolio”). Syncona Portfolio is a direct wholly owned subsidiary of Syncona Holdings Limited, a private limited company incorporated in Guernsey (“Syncona Holdings”), which is a direct wholly controlled subsidiary of Syncona Limited, a registered, closed-ended investment company, incorporated as a limited company in Guernsey, with ordinary shares publicly listed on the London Stock Exchange (LON: SYNC) (“Syncona”). Investment and voting decisions with respect to equity investments of Syncona Portfolio are made upon the recommendation of the investment committee of Syncona Investment Management Limited, a private limited company incorporated in England and Wales and a direct wholly owned subsidiary of Syncona Holdings (“Syncona Investment”), which committee is comprised of Dr. Martin Murphy and Dr. Christopher Hollowood. Syncona Investment may, under the applicable rules as construed by the SEC and case law, be considered to be a co-offeror with Purchaser, Parent and Syncona Portfolio (although it has no purchase obligations under the Offer).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 23, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, without a meeting of the Company stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time” Parent will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of Parent and the Company, governing the terms of the CVRs. At the Effective Time, all then outstanding Shares (other than: (i) Shares held by the Company (or held in the treasury of the Company); (ii) Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent; and (iii) Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be converted into the right to receive consideration equal to the Offer Price, without interest, and subject to any applicable withholding of taxes. Capitalized terms used in this Offer to Purchase and not otherwise defined have the respective meanings set forth in the Merger Agreement.
After careful consideration, the Company’s board of directors has, subject to the terms and upon the conditions set forth in the Merger Agreement, unanimously: (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by the Company and approved the Merger; (iii) resolved that the Merger shall be governed by Section 251(h) of the DGCL; and (iv) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
There is no financing condition to the Offer. The Offer is subject to various conditions. See “The Tender Offer — Section 13 — Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 11 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
October 26, 2022

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Tender Offer — Section 3 — Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in “The Tender Offer — Section 3 — Procedures for Tendering Shares” of this Offer to Purchase.
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Questions and requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

SUMMARY TERM SHEET
Alliance Acquisition Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Alliance Holdco Limited, a private limited company organized under the laws of England and Wales (“Parent”), which is a direct wholly owned subsidiary of Syncona Portfolio Limited, a private limited company incorporated in Guernsey (“Syncona Portfolio”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), at a price per Share of $0.34, to the holder in cash, without interest and less any applicable withholding taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $0.73 per CVR in the aggregate (without interest and less any applicable withholding taxes), based on currently outstanding Shares and Company restricted stock units (each, a “Company RSU”) and contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The maximum amount that may be paid upon achievement of all of the milestones is $50.0 million. The milestones relate to certain transactions involving the Company’s assets and regulatory and commercial milestones related to the Company’s products. Based on the number of currently outstanding Shares and Company RSUs, a maximum of 68,646,495 CVRs would be issued in connection with the Merger and the maximum aggregate cash payment per CVR would be approximately $0.73 (without interest and less any applicable withholding taxes), consisting of up to $0.18 per CVR in respect of Milestone 1, if achieved, and $0.18 per CVR for each of Milestone 2, Milestone 3 and Milestone 4 (each as described herein), if achieved. The foregoing does not include any CVRs that would be issued if additional Shares were to become outstanding: (i) as a result of the exercise of Company stock options (“Company Options”) on or prior to the Effective Time, of which there are 6,535,786 outstanding stock options having a weighted average exercise price of $4.64 per share; (ii) as a result of the exercise of Company warrants (“Company Warrants”) issued in February 2021 at any time prior to their expiry in 2026, of which there are warrants to purchase 8,370,786 Shares with an exercise price of $6.00 per share; and (iii) as a result of the exercise of Company Warrants issued in July 2022 at any time prior to their expiry in 2027, of which there are warrants to purchase 19,166,667 Shares with an exercise price of $0.60 per share. The Company Warrants issued in July 2022 also provide that the holders thereof may alternatively exercise a right to cause the Company to purchase such warrants from the holders thereof for a Black-Scholes-based cash payment. Because the maximum amount that may be paid upon achievement of all of the milestones is capped at $50.0 million and is divisible by the number of CVRs outstanding, the maximum amount payable per CVR would decrease if additional CVRs were issued as a result of the exercises of such Company Options and Company Warrants. see “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.” Syncona Portfolio is a direct wholly owned subsidiary of Syncona Holdings Limited, a private limited company incorporated in Guernsey (“Syncona Holdings”), which is a direct wholly controlled subsidiary of Syncona Limited, a registered, closed-ended investment company, incorporated as a limited company in Guernsey, with ordinary shares publicly listed on the London Stock Exchange (LON: SYNC) (“Syncona”). Investment and voting decisions with respect to equity investments of Syncona Portfolio are made upon the recommendation of the investment committee of Syncona Investment Management Limited, a private limited company incorporated in England and Wales and a direct wholly owned subsidiary of Syncona Holdings (“Syncona Investment”), which committee is comprised of Dr. Martin Murphy and Dr. Christopher Hollowood. Syncona Investment may, under the applicable rules as construed by the U.S. Securities and Exchange Commission (“SEC”) and case law, be considered to be a co-offeror with Purchaser, Parent and Syncona Portfolio (although it has no purchase obligations under the Offer). The following are some questions you, as a stockholder of the Company, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser, Parent or Syncona Portfolio as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
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Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of October 23, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company, Parent and Purchaser, and activities in connection with the Offer. See “The Tender Offer — Section 9 — Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.” Parent will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of Parent and the Company, governing the terms of the CVRs.

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Syncona Portfolio is Syncona Portfolio Limited. See “The Tender Offer — Section 9 — Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.”

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Parent is Alliance Holdco Limited. See “The Tender Offer — Section 9 — Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.”

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Purchaser is Alliance Acquisition Sub, Inc. See “The Tender Offer — Section 9 — Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.”

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Pursuant to the Merger Agreement, Parent has agreed to cause Purchaser to, at the Acceptance Time (as defined below) and upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

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Investment and voting decisions with respect to equity investments of Syncona Portfolio are made upon the recommendation of the investment committee of Syncona Investment, which committee is comprised of Dr. Martin Murphy and Dr. Christopher Hollowood. Syncona Investment may, under the applicable rules as construed by the SEC and case law, be considered to be a co-offeror with Purchaser, Parent and Syncona Portfolio (although it has no purchase obligations under the Offer). See “The Tender Offer — Section 9 — Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
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Purchaser is seeking to purchase all of the outstanding Shares of the Company. See the Introduction and “The Tender Offer — Section 1 — Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
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Purchaser is offering to pay $0.34 per Share to you in cash, plus one non-transferable CVR per Share, in each case without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. The maximum amount that may be paid upon achievement of all of the milestones is $50.0 million. The milestones relate to certain transactions involving the Company’s assets and regulatory and commercial milestones related to the Company’s products; see “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements and  — What is the CVR and How does it Work?” below.

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If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS THE CVR AND HOW DOES IT WORK?
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The CVR represents the contractual right to receive cash, without interest thereon, and less any applicable withholding taxes, upon the achievement of certain specified milestones. At or prior to the Acceptance Time (as defined below), Parent will enter into the CVR Agreement. The maximum amount that may be paid upon achievement of all of the milestones is $50.0 million. Each payment is conditioned upon the achievement of the applicable milestones (each, a “Milestone” and, collectively, the “Milestones”) as follows:

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Milestone 1.   Parent will be obligated to pay up to $12.5 million, in the aggregate, upon (a) the sale, license, transfer, spin-off of, or the occurrence of any other monetizing event, whether in a single or multiple transactions, involving, all or any part of the Non-RPGR Assets (as defined in the CVR Agreement), (b) the sale or transfer of the Bionic Sight Equity (as defined in the CVR Agreement) and/or (c) the sale, lease or transfer of the Manufacturing Assets (as defined in the CVR Agreement), in each case, that closes on or prior to the date that is eighteen (18) months after the Closing Date of the Merger. The aggregate amount payable in connection with such Milestone will be equal to the amount by which the sum of (i) 60% of the Gross Proceeds (as defined below) attributable to the Non-RPGR Assets and/or (ii) 100% of the Gross Proceeds attributable to the Bionic Sight Equity and/or (iii) 100% of the Gross Proceeds attributable to the Manufacturing Assets (reduced by the amount of certain taxes and expenses as more particularly described in the CVR Agreement), collectively, exceeds $5.0 million.

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Milestone 2.   Parent will be obligated to pay an aggregate amount equal to $12.5 million upon obtaining approval from the U.S. Food and Drug Administration (“FDA”) of a Biologics License Application (“BLA”) for AGTC-501 to treat patients with X-linked retinitis pigmentosa (XLRP) caused by mutations in the Retinitis Pigmentosa GTPase Regulator (RPGR) gene, as evidenced by the written notice of such approval by the FDA, which approval (a) must be consistent with the patient population, at a minimum, as established by the inclusion/exclusion criteria of patients studied in the pivotal clinical trial, (b) may be subject to conditions of use, contraindications, or otherwise limited, and (c) may contain a commitment to conduct a post-approval study or clinical trial (the “Marketing Approval”).

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Milestone 3.   Parent will be obligated to pay an aggregate amount equal to $12.5 million if, as of the date of the Marketing Approval, no other AAV gene therapy product expressing the RPGR protein (including any derivative or shortened version of the RPGR protein) has received a marketing approval from the FDA.

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Milestone 4.   Parent will be obligated to pay an aggregate amount equal to $12.5 million the first date on which Net Sales in any calendar year are equal to or exceed $100.0 million.

“Gross Proceeds” means the aggregate amount of (a) all cash consideration actually received by Parent or its affiliates in connection with the achievement of Milestone 1 and (b) with respect to any non-cash consideration actually received by Parent or its affiliates in connection with the achievement of Milestone 1, including shares of stock, all amounts received by Parent or its affiliates in connection with the monetization of such non-cash consideration only to the extent such monetization event occurs and such amounts are received by Parent or its affiliates on or before the fifth anniversary of the Closing Date of the Merger (“Milestone 1 Non-Cash Payment Deadline Date”). Rights to receive future payments, including royalty streams, milestone payments, amounts placed in escrow or other contingent payments shall not be treated (as such) as “non-cash consideration” but shall only be counted as Gross Proceeds to the extent that such payments are released from escrow or otherwise monetized by the Parent or its affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. The assumption of any future liability or obligation will not be treated as “non-cash consideration” and will be disregarded. For clarity, (i) if the achievement of Milestone 1 also involves assets that are not related to Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets, but are related to other proprietary technology, products or assets of Parent or its affiliates, then the total consideration will be allocated among such Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets and such other technology, products and assets, and only that consideration allocated to the achievement of Milestone 1 will be included in Gross Proceeds and (ii) any Gross Proceeds received by Parent or any of its affiliates that relate to the Manufacturing

Assets will be reduced by any future amounts that Parent or any of its affiliates is committed to pay to the transferee of the Manufacturing Assets or any of its affiliates. In addition, Gross Proceeds shall be reduced by the sum of: (y) any and all taxes (including any income tax, profits tax, license tax, capital gains tax, gross receipts tax and value-added tax) imposed by a governmental body and paid or payable by Parent or its affiliate with respect to any Gross Proceeds and (z) all out-of-pocket transaction costs incurred by Parent or its affiliate for the negotiation, entry into and closing of a Milestone 1 transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees.
“Net Sales” means the gross amount invoiced by Parent, any of its affiliates (including the Surviving Corporation) or any of its Sublicensees (as defined in the CVR Agreement) to a Third Party (as defined in the CVR Agreement) for sales or transfers for value of AGTC-501, less certain deductions calculated in accordance with generally accepted accounting principles.
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More than one Milestone may be achieved in a given calendar year, and each Milestone may only be achieved once. Accordingly, the aggregate payments to holders of CVRs pursuant to the CVR Agreement will not exceed $50.0 million. There can be no assurance that any of the Milestones will be achieved. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs. Except with respect to Milestone 2 and Milestone 3, the Milestones are independent of each other, and payment upon achievement of any specific Milestone is not dependent upon achievement of any prior Milestone.

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?
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Yes. If none of the Milestones are achieved, no payment will become payable to holders of the CVRs. It is possible that none of the Milestones will be achieved, in which case you will receive only the Cash Consideration for your Shares and no payments with respect to your CVRs. It is also possible that only one, two or three of the Milestones will be achieved, in which case you will receive only the Cash Consideration for your Shares and the cash payments with respect to only those Milestones that have been achieved. It is not possible to predict whether a payment will or will not be payable with respect to the CVRs, or the amounts that would be paid if any payment is made

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?
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The CVRs will not be transferable except: (i) upon death by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC (as defined below); (v) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (vi) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (vii) to Parent in connection with an abandonment of the CVR or in connection with a negotiated transaction.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?
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In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, Purchaser or the Company. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?
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Purchaser is making the Offer because Purchaser and Parent wish to acquire the Company. See “The Tender Offer — Section 1 — Terms of the Offer” and “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
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The Offer is subject to, among others, the following conditions:

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there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represent at least one Share more than 50% of the total number of (i) all shares of Company Common Stock then outstanding (treating as outstanding the shares of Company Common Stock underlying the outstanding Company RSUs) plus (ii) the aggregate number of shares of Company Common Stock issuable to holders of Company Options and Company Warrants from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Company Common Stock has not yet been issued to such exercising holders of Company Options and Company Warrants) (the “Minimum Condition”) (for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined under Delaware law) will be excluded);

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there not having been enacted, issued, promulgated, enforced or entered by any governmental entity of competent jurisdiction any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or the Merger;

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the absence of, since October 23, 2022, the date of the Merger Agreement, any Material Adverse Effect (as defined below);

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the aggregate amount potentially payable to the holders of the unexpired and unexercised Company Warrants to purchase shares of Company Common Stock issued by the Company on or about July 15, 2022 (the “Company 2022 Warrants”) for the Black-Scholes Value (as defined in the Company 2022 Warrants) will not exceed $9,500,000 at the Expiration Time, which will be calculated (i) in accordance with the Company Disclosure Schedule and as if determined at the Expiration Time of the Offer and (ii) assuming that all holders of the Company 2022 Warrants outstanding as of the Expiration Time are deemed to have exercised their rights under the Company 2022 Warrants to receive payment of the Black-Scholes Value in respect of such holders’ Company 2022 Warrant(s) from the Company at the Expiration Time; and

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the Merger Agreement not having been validly terminated in accordance with its terms.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition without the consent of the Company.
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All members of the Company’s board of directors and the executive officers of the Company, who collectively hold less than 1% of the Company’s equity as of October 21, 2022, have entered into a Support Agreement (as defined below) and have agreed, among other things, subject to certain exceptions, to tender their Shares in the Offer.

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The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer — Section 1 — Terms of the Offer” and “The Tender Offer — Section 13 — Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
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Yes. The Company, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

HAVE ANY COMPANY STOCKHOLDERS ENTERED INTO AGREEMENTS WITH PARENT OR PURCHASER REQUIRING THEM TO TENDER THEIR SHARES PURSUANT TO THE OFFER?
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Yes. In connection with the execution of the Merger Agreement, all members of the Company’s board of directors and the executive officers of the Company (each, a “Supporting Stockholder”)

have entered into a Tender and Support Agreement, dated as of October 23, 2022, with Parent and Purchaser (the “Support Agreement”), which provides, among other things, that as promptly as practicable after, but in no event later than ten (10) business days after, the commencement of the Offer, each Supporting Stockholder will take all action required to validly tender or cause to be validly tendered in the Offer all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Support Agreement together with any Shares or any other securities of the Company that are issued to or otherwise directly or indirectly acquired by any such Supporting Stockholder prior to the valid termination of the Support Agreement in accordance with its terms, including for the avoidance of doubt any Shares acquired by the Supporting Stockholder upon the vesting of Company RSUs or upon the exercise of Company Options or Company Warrants after the date of the Support Agreement.
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The Shares of the Supporting Stockholders subject to the Support Agreement represent in the aggregate less than 1% of the Company’s equity as of October 21, 2022.

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See “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” for a description of the Support Agreement.

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?
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Yes. Parent and Purchaser have, or will have, available to them, through a variety of sources, including cash on hand and intercompany agreements between Parent and its affiliates, funds necessary to satisfy all of Parent’s and Purchaser’s payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Syncona Portfolio and Parent have entered into an equity commitment letter, dated as of October 23, 2022 (the “Equity Commitment Letter”), pursuant to which Syncona Portfolio has agreed to provide Parent with cash sufficient to fund the aggregate Cash Consideration. The Offer is not conditioned upon entering into any financing arrangements. See “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer — Section 12 — Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
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We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (iv) Parent and Purchaser have, or will have, available to them, through a variety of sources, including cash on hand and intercompany agreements between Parent and its affiliates, funds necessary to satisfy all of Parent’s and Purchaser’s payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby.

•
Purchaser and Parent have been organized solely in connection with the Merger Agreement and this Offer and have not carried on any activities other than in connection with the Merger Agreement and this Offer. Because of the lack of any relevant historical information concerning Purchaser or Parent, neither Purchaser nor Parent’s financial condition is relevant to your decision to tender in the Offer. See “The Tender Offer — Section 12 — Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until 5:00 p.m. Eastern Time on November 28, 2022 to tender your Shares in the Offer, unless the Offer is extended or earlier terminated, in which event you will have until the expiration time of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in “The Tender Offer — Section 3 — Procedures for Tendering Shares.” See also “The Tender Offer — Section 1 — Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, that (i) if as of any then-scheduled expiration time of the Offer any Offer Condition has not been satisfied or any of the other conditions to the Offer (set forth in “The Tender Offer — Section 13 — Conditions of the Offer”) have not been satisfied or waived by Purchaser, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to ten (10) business days per extension (the length of such extension periods to be determined by Purchaser in its sole discretion) to permit such Offer Condition to be satisfied, and (ii) if, as of the initial expiration time of the Offer any Offer Condition has not been satisfied or any of the other conditions to the Offer (set forth in “The Tender Offer — Section 13 — Conditions of the Offer”) have not been satisfied or waived by Purchaser, at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one occasion for an additional period specified by the Company of up to eight (8) business days to permit such Offer Condition to be satisfied, but, in each case, not beyond the earlier of the valid termination of the Merger Agreement in accordance with its terms and February 28, 2023 (the “End Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new expiration time no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer — Section 1 — Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in “The Tender Offer — Section 3 — Procedures for Tendering Shares,” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary and Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. See “The Tender Offer — Section 3 — Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Tender Offer — Section 3 — Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to 5:00 p.m. Eastern Time on November 28, 2022, unless the Offer is extended or earlier terminated. See “The Tender Offer — Section 4 — Withdrawal Rights.”

•
In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, if we have not accepted your Shares for payment within sixty (60) days of commencement of the Offer, you may withdraw them at any time after December 25, 2022, the sixtieth (60th) day after commencement of the Offer, until Purchaser accepts your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer — Section 4 — Withdrawal Rights.”

WHAT DOES THE COMPANY’S BOARD OF DIRECTORS THINK OF THE OFFER?
•
The Company’s board of directors has unanimously recommended that you accept the Offer and tender your Shares to Purchaser pursuant to the Offer. The Company’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Tender Offer Statement on Schedule TO dated October 26, 2022. A copy of the Schedule 14D-9 (without certain exhibits) is being furnished to stockholders concurrently with this Offer to Purchase. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, the Minimum Condition will have been satisfied and we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by the Company stockholders under the General Corporation Law of the State of Delaware (the “DGCL”) to complete the Merger. If the Merger occurs, the Company will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than any Shares held by or in the treasury of the Company, or owned by Parent, Purchaser or any of Parent’s other subsidiaries and any Shares held by stockholders who have properly demanded and exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, without interest, and subject to any applicable withholding taxes. See also the Introduction.

•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. See “The Tender Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of the Company, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through The Nasdaq Stock Market LLC (“Nasdaq’’) or any other securities market, there may not be a public trading market for the Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if Purchaser purchases Shares in the Offer, Purchaser is obligated under the Merger Agreement to cause the Merger to occur. See “The Tender Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. “The Tender Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On October 21, 2022, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported closing price per Share reported on Nasdaq was $0.24. See “The Tender Offer — Section 6 — Price Range of Shares; Dividends.”

•
On October 25, 2022, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $0.39. See “The Tender Offer — Section 6 — Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and “The Tender Offer — Section 13 — Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $0.34 in cash, plus one (1) CVR per Share, in each case without interest and less any applicable withholding taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer. See “The Tender Offer — Section 1 — Terms of the Offer” and “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF THE COMPANY, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under the Company’s equity plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer.

•
At the Effective Time, each outstanding In-the-Money Company Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest and subject to applicable withholding) (i) an amount in cash equal to the product of (x) the excess of (A) $0.34 over (B) the exercise price per share of such Company Option, and (y) the number of Shares underlying such Company Option and (ii) one (1) CVR for each Share subject to such Company Option in accordance with and subject to the CVR Agreement. Each Company Option that is not an In-the-Money Company Option shall be cancelled and terminated without any payment or delivery being made in respect thereof (whether in the form of cash or a CVR) and the holder of any such Company Option shall have no further rights with respect thereto.

•
At the Effective Time, each then outstanding Company RSU shall, automatically and without any required action on the part of the holder thereof, vest in full and be cancelled, and the holder thereof shall be entitled to receive (i) a cash payment equal to the product of (a) the total number of shares of Company Common Stock subject to such Company RSU and (b) $0.34 and (ii) one (1) CVR for each Share subject to such Company RSU in accordance with and subject to the CVR Agreement.

•
Prior to the Effective Time, the Company will terminate the Company 2013 Employee Stock Purchase Plan (the “ESPP”) in accordance with its terms and with no shares of Company Common Stock being purchased under the ESPP after the date October 23, 2022.

WHAT WILL HAPPEN TO COMPANY WARRANTS IN THE OFFER?
•
Holders of outstanding Company Warrant issued by the Company may, at any time prior to the expiration of such Company Warrant in accordance with their respective terms, exercise such Company Warrant and, thereafter, receive the Merger consideration they would have received had they exercised such Company Warrant prior to the Effective Time. Specifically, each such holder would receive, upon exercise of such holder’s Company Warrant, (i) an amount of cash equal to the product of (x) the aggregate number of Shares for which such Company Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Cash Consideration over the per share exercise price of such Company Warrant and (ii) one (1) CVR for each Share for which such Company Warrant was exercisable immediately prior to the Effective Time in accordance with and subject to the CVR Agreement.

•
In lieu of the foregoing, each holder of a Company 2022 Warrant may, at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days following, the Effective Time, receive an amount in cash equal to the “Black-Scholes Value” in respect of such holder’s Company 2022 Warrant calculated pursuant to the terms of the applicable warrant agreement.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
•
The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See “The Tender Offer — Section 5 — Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of the Company who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

•
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover,

Parent and the Company may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
•
Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

•
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex II to the Schedule 14D-9.

•
If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
You can call Georgeson LLC, the Information Agent, toll-free at (800) 279-6913. See the back cover of this Offer to Purchase.

To All Holders of Shares of
Applied Genetic Technologies Corporation
INTRODUCTION
Alliance Acquisition Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Alliance Holdco Limited, a private limited company organized under the laws of England and Wales (“Parent”), which is a direct wholly owned subsidiary of Syncona Portfolio Limited, a private limited company incorporated in Guernsey (“Syncona Portfolio”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), at a price per Share of $0.34, to the holder in cash, without interest and less any applicable withholding taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $0.73 per CVR in the aggregate (without interest and less any applicable withholding taxes), based on currently outstanding Shares and Company RSUs and contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Syncona Portfolio is a direct wholly owned subsidiary of Syncona Holdings Limited, a private limited company incorporated in Guernsey (“Syncona Holdings”), which is a direct wholly controlled subsidiary of Syncona Limited, a registered, closed-ended investment company, incorporated as a limited company in Guernsey, with ordinary shares publicly listed on the London Stock Exchange (LON: SYNC) (“Syncona”). Investment and voting decisions with respect to equity investments of Syncona Portfolio are made upon the recommendation of the investment committee of Syncona Investment Management Limited, a private limited company incorporated in England and Wales and a direct wholly owned subsidiary of Syncona Holdings (“Syncona Investment”), which committee is comprised of Dr. Martin Murphy and Dr. Christopher Hollowood. Syncona Investment may, under the applicable rules as construed by the SEC and case law, be considered to be a co-offeror with Purchaser, Parent and Syncona Portfolio (although it has no purchase obligations under the Offer).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 23, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). Parent will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of Parent and the Company, governing the terms of the CVRs.
If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and Paying Agent and Georgeson LLC, the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to, among others, the following conditions:
1.
there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represent at least one Share more than 50% of the total number of (i) all shares of Company Common Stock then outstanding (treating as outstanding the shares of Company Common Stock underlying the outstanding Company RSUs) plus (ii) the aggregate number of shares of Company Common

Stock issuable to holders of Company Options and Company Warrants from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Company Common Stock has not yet been issued to such exercising holders of Company Options and Company Warrants) (the “Minimum Condition”) (for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined under Delaware law) will be excluded);
2.
there not having been enacted, issued, promulgated, enforced or entered by any governmental entity of competent jurisdiction any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or the Merger;

3.
the absence of, since October 23, 2022, the date of the Merger Agreement, any Material Adverse Effect (as defined below);

4.
the aggregate amount potentially payable to the holders of the unexpired and unexercised Company 2022 Warrants for the Black-Scholes Value (as defined in the Company 2022 Warrants) will not exceed $9,500,000 at the expiration time of the Offer, which will be calculated (i) in accordance with the Company Disclosure Schedule and as if determined at the expiration time of the Offer and (ii) assuming that all holders of the Company 2022 Warrants outstanding as of the expiration of the Offer are deemed to have exercised their rights under the Company 2022 Warrants to receive payment of the Black-Scholes Value in repects of such holders’ Company 2022 Warrant(s) from the Company at the expiration time of the Offer; and

5.
the Merger Agreement not having been validly terminated in accordance with its terms.

The Shares of the Supporting Stockholders subject to the Support Agreement represent in the aggregate less than 1% of the Company’s equity as of October 21, 2022. The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares in the Offer.
Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition without the consent of the Company. See “The Tender Offer — Section 13 — Conditions of the Offer.”
The Offer will expire at 5:00 p.m. Eastern Time on November 28, 2022, unless the Offer is extended or earlier terminated. See “The Tender Offer — Section 1 — Terms of the Offer”, “The Tender Offer — Section 13 — Conditions of the Offer” and “The Tender Offer — Section 15 — Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the Company’s board of directors (the “Company Board”) has, subject to the terms and upon the conditions set forth in the Merger Agreement, unanimously: (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by the Company and approved the Merger; (iii) resolved that the Merger shall be governed by Section 251(h) of the DGCL; and (iv) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
For factors considered by the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Purchaser and the Company and specified in the certificate of merger) (the “Effective Time”).
In connection with the execution of the Merger Agreement, the Supporting Stockholders entered into the Support Agreement. Subject to the terms and conditions of the Support Agreement, each of the

Supporting Stockholders agreed, among other things, subject to certain exceptions, to (i) take all action required to validly tender or cause to be validly tendered in the Offer all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Support Agreement together with any Shares or any other securities of the Company that are issued to or otherwise directly or indirectly acquired by any such Supporting Stockholder prior to the valid termination of the Support Agreement in accordance with its terms, including for the avoidance of doubt any Shares acquired by the Supporting Stockholder upon the vesting of Company RSUs or upon the exercise of Company Options or Company Warrants after the date of the Support Agreement, and (ii) not to otherwise transfer any of the Shares that are subject to the Support Agreement. The Shares of the Supporting Stockholders subject to the Support Agreement represent in the aggregate less than 1% of the Company’s equity as of October 21, 2022.
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than: (i) any Shares held by the Company (or held in the treasury of the Company); (ii) each Share held by Parent, Purchaser or any other wholly owned subsidiary of Parent immediately prior to the Effective Time, which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor; and (iii) any Shares owned by the Company’s stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest, without regard to any applicable vesting or employment based forfeiture conditions, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary and Paying Agent of an Agent’s Message (as defined below) relating to such Shares.
The Merger Agreement is more fully described in “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company RSUs, Company Options and Company Warrants in the Merger. “The Tender Offer — Section 5 — Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of the Company’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an “interested stockholder” under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. All members of the Company’s board of directors and the executive officers of the Company, who collectively hold less than 1% of the Company’s equity as of October 21, 2022, have entered into a Support Agreement and have agreed, among other things, subject to certain exceptions, to tender the Shares held by them in the Offer. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “The Tender Offer — Section 11 — Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
This Offer to Purchase and the related Letter of Transmittal and the Company’s Solicitation/Recommendation on Schedule 14D-9 (which contains the recommendations of the Company’s board of directors and the reasons for its recommendation) contain important information and each document should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The Offer will expire at 5:00 p.m. Eastern Time on November 28, 2022 (the “Expiration Time”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” will mean the time and date to which the initial expiration time of the Offer is so extended.
The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 — “Conditions of the Offer.” All members of the Company’s board of directors and the executive officers of the Company, who collectively hold less than 1% of the Company’s equity as of October 21, 2022, have entered into a Support Agreement and have agreed, among other things, subject to certain exceptions, to tender their Shares in the Offer. We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination” occur.
Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration and/or the amounts that may become payable pursuant to the CVR Agreement); (ii) add additional milestones solely with respect to the additional milestone payments to the CVR Agreement; (iii) waive any Offer Condition; and (iv) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s consent is required for Purchaser to:
(1)
reduce the Offer Price;

(2)
change the form of consideration payable in the Offer (other than increasing the Offer Price as expressly contemplated by the Merger Agreement);

(3)
reduce the number of Shares sought to be purchased in the Offer;

(4)
waive, amend or change the Minimum Condition;

(5)
add to the Offer Conditions;

(6)
extend the expiration of the Offer, except as provided in the Merger Agreement;

(7)
provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(8)
modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares (in their capacity as such) or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions (other than delays resulting from increases to the Offer Price or extension to the scheduled expiration date of the Offer in accordance with the Merger Agreement).

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Condition, we will: (i) immediately after the Expiration Time irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer; and (ii) thereafter deposit with the Depositary and Paying Agent all of the funds necessary to pay for all such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Acceptance Time.”
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.
The Merger Agreement provides that: (i) if, as of any then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer for additional periods of up to ten (10) business days per extension (the length of such extension periods to be determined by Purchaser in its sole discretion), to permit such condition to be satisfied; and (ii) if, as of the Initial Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one occasion for an additional period specified by the Company of up to eight (8) business days (or such other period as the parties may agree) to permit such condition to be satisfied; provided, that in no event will Parent or Purchaser: (a) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as February 28, 2023) (such earlier occurrence, the “Extension Deadline”); or (b) be permitted to extend the Offer beyond the Extension Deadline without the Company’s prior written consent. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”
Without the Company’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Time in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to RNS, the news service of the London Stock Exchange (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL.
The Company has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 — “Conditions of the Offer,” we will immediately after the Expiration Time irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, after the Acceptance Time, pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.
Procedures for Tendering Shares.

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer: (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (a) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depositary and Paying Agent will establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary and Paying Agent prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The Nasdaq Stock Market LLC (“Nasdaq’’) is open for business.
The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary and Paying Agent or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent prior to the expiration of the Offer.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent. If you are unable to deliver any required document or instrument to the Depositary and Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items together with the Shares within two (2) trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Backup Withholding.   Payments made to a stockholder upon such stockholder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the Cash Consideration paid to a holder of Shares may be subject to backup withholding (currently at the rate of 24%). In addition, payments with respect to a CVR may be subject to information reporting and backup withholding.
A U.S. Holder (as defined below in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will not be subject to backup withholding if: (i) the U.S. Holder: (a) furnishes a correct taxpayer identification number (“TIN”) and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary and Paying Agent); or (b) otherwise establishes to the satisfaction of the Depositary and Paying Agent that such U.S. Holder is exempt from backup withholding; and (ii) with respect to payments on the CVRs, provides the rights agent with a certification described in clause (i)(a) of this sentence or otherwise establishes an exemption from backup withholding.
A Non-U.S. Holder (as defined below in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will generally not be subject to backup withholding if the Non-U.S. Holder certifies to the applicable withholding agent that it is exempt from backup withholding by providing a properly executed IRS Form W-8BEN-E or W-8BEN, as applicable (or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to 5:00 p.m. Eastern Time on November 28, 2022), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after December 25, 2022, which is the sixtieth (60th) day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.
5.
Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five (5) years (or are deemed to own or to have owned within the past five (5) years) 5% or more of the outstanding Shares, Holders of Shares that exercise appraisal rights, persons who acquired their Shares upon the exercise of Company Options (or upon the vesting and cancellation of Company RSUs in connection with the Merger) or otherwise as compensation, and persons who hold warrants of the Company. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
U.S. Holders.   The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.
Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
The following sections discuss the tax consequences of the Offer or Merger, as applicable, if the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger, as applicable, is treated as a closed transaction or, alternatively, as an open transaction. Under either “closed” or “open” transaction treatment, gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Treatment as Closed Transaction.   If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of the Company’s common stock would be considered along with other factors in making that determination. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one (1) year. The deductibility of capital losses is subject to limitations.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Treatment as Open Transaction”). In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is possible that a Holder may not be able to recover its adjusted tax basis in a CVR until the last payment on the CVR is made. A U.S. Holder should recognize loss to the extent of any remaining basis in the CVRs after the expiration of any right to payments under such U.S. Holder’s CVRs.
Treatment as Open Transaction.   If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder should generally recognize capital gain for U.S. federal income tax purposes in the year of the Offer or the Merger if and to the extent the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be, exceeds such U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. However, a U.S. Holder would not recognize loss for U.S. federal income tax purposes in the year of the Offer or the Merger if its adjusted tax basis exceeds the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be.
The fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. The portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code will generally be treated as gain to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash received upon the closing of the Offer or Merger, exceeds such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or Merger. Subject to the imputed interest rules discussed below, a U.S. Holder that does not receive cash pursuant to the Offer or Merger (including for this purpose any cash received as payments on the CVRs) in an amount at least equal to such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or Merger should recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the CVR terminates, or possibly upon such U.S. Holder’s abandonment of its CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one (1) year prior to such disposition. The deductibility of capital losses is subject to certain limitations.
A portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the closing of the Offer or the Effective Time, as applicable. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.
Non-U.S. Holders.   Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•
the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for one hundred eighty-three (183) days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders — Treatment as Open Transaction”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Purchaser or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.
Information Reporting, Backup Withholding and FATCA.   Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding (currently at a rate of 24%), unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder on the Offer or the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder (except imputed interest) and therefore may not take into account the fact that the U.S. Holder already included the value of the such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult such Holder’s own tax advisor regarding the application of FATCA to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6.
Price Range of Shares; Dividends.

According to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, the Shares are traded on Nasdaq under the symbol “AGTC.” The Company has advised Parent that, as of the close of business on October 21, 2022, 67,632,195 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended June 30, 2021 and June 30, 2022 and the current fiscal year.
Fiscal Year Ended June 30, 2021	High	Low
First Quarter	$6.51	$4.32
Second Quarter	$5.76	$3.88
Third Quarter	$9.67	$3.82
Fourth Quarter	$5.38	$3.53
Fiscal Year Ended June 30, 2022	High	Low
First Quarter	$4.15	$3.00
Second Quarter	$3.18	$1.84
Third Quarter	$2.83	$1.05
Fourth Quarter	$1.13	$0.58

Current Fiscal Year	High	Low
First Quarter	$0.90	$0.27
Second Quarter (through October 25, 2022)	$0.41	$0.23
On October 21, 2022, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported closing price per Share reported on Nasdaq was $0.24. On October 25, 2022, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $0.39.
The Company has never paid cash dividends on its common stock. In the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, the Company indicated that it would continue to retain its future earnings for the development and growth of its business. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
7.
Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing.   Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (a) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below four hundred (400); (b) the bid price for a Share over a thirty (30) consecutive business day period is less than $1.00; (c) (i) the Company has stockholders’ equity of less than $10.0 million, the number of publicly held Shares falls below seven hundred fifty thousand (750,000), the market value of publicly held Shares over a thirty (30) consecutive business day period is less than $5.0 million or there are fewer than two (2) active and registered market makers in the Shares over a ten (10) consecutive business day period; (ii) the number of publicly held Shares falls below one million one hundred thousand (1,100,000), the market value of publicly held Shares over a thirty (30) consecutive business day period is less than $15.0 million, there are fewer than four (4) active and registered market makers in the Shares over a ten (10) consecutive business day period, or the market value of the Company’s listed securities is less than $50.0 million over a thirty (30) consecutive business day period; or (iii) the number of publicly held shares falls below one million one hundred thousand (1,100,000), the market value of publicly held Shares over a thirty (30) consecutive business day period is less than $15.0 million, there are fewer than four (4) active and registered market makers in the Shares over a ten (10) consecutive business day period, or the Company’s total assets and total revenue is less than $50.0 million each for the most recently completed fiscal year (or in two (2) of the last three (3) fiscal years). Shares held by officers or directors of the Company, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to the Company, there were, as of October 21, 2022, 67,632,195 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8.
Certain Information Concerning the Company.

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2022, filed with the SEC on September 27, 2022 and is qualified in its entirety by reference to such Form 10-K.
The Company is a clinical-stage biotechnology company that uses its proprietary gene therapy platform technology to develop transformational genetic therapies for people suffering from rare and debilitating diseases. The Company’s initial focus is in the field of ophthalmology, where it has wholly owned clinical-stage programs in X-linked retinitis pigmentosa (XLRP) and achromatopsia, and an optogenetics program through its collaboration with Bionic Sight, Inc. The Company’s preclinical pipeline includes a program in dry age-related macular degeneration, two programs targeting central nervous system disorders, including frontotemporal dementia and amyotrophic lateral sclerosis, and a program in otology through its collaboration with Otonomy, Inc. In addition to its product pipeline, the Company has also developed broad technological and manufacturing capabilities, utilizing its internal scientific resources and collaborating with others.

The Company was incorporated under the laws of the State of Delaware on October 24, 2003. The Company’s principal executive offices are located at 14193 NW 119th Terrace, Suite 10, Alachua, Florida 32615, and the Company’s telephone number is (386) 462-2204. The Company’s Internet website is https://agtc.com/.
Available Information.   The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is https://www.sec.gov. The Company also maintains an Internet website at https://agtc.com/. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by the Company. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.
Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.

General.   Purchaser is a Delaware corporation with its principal offices located at 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The telephone number of Purchaser is +44 20 3981 7909. Purchaser is a direct wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a private limited company organized under the laws of England and Wales with its principal offices located at 8 Bloomsbury Street, London, United Kingdom, WC1B 3SR. The telephone number of Parent is +44 20 3981 7909. Parent is the sole stockholder of Purchaser and was formed solely for this purpose.
Syncona Portfolio is a private limited company incorporated in Guernsey with its principal offices located at St. Julian’s Avenue, St. Peter Port, Guernsey GY1 3RD. The telephone number of Syncona Portfolio is +44 20 3981 7909. Syncona Portfolio is the sole stockholder of Parent and a wholly owned subsidiary of Syncona Holdings.
Syncona Investment is a private limited company organized under the laws of England and Wales with its principal offices located at 8 Bloomsbury Street, London, United Kingdom, WC1B 3SR. The telephone number of Syncona Investment is +44 20 3981 7909. Investment and voting decisions with respect to equity investments of Syncona Portfolio are made upon the recommendation of the investment committee of Syncona Investment, which committee is comprised of Dr. Martin Murphy and Dr. Christopher Hollowood. Syncona Investment is a wholly owned subsidiary of Syncona Holdings.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five (5) years for each director and each of the executive officers of Syncona Investment, Syncona Portfolio, Parent and Purchaser and certain other information is set forth in Schedule A hereto.

During the last five (5) years, none of Syncona Investment, Syncona Portfolio, Parent or Purchaser or, to the knowledge of Syncona Investment, Syncona Portfolio, Parent or Purchaser, any of the persons listed in Schedule A hereto: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as otherwise described in this Offer to Purchase: (i) none of Syncona Investment, Syncona Portfolio, Parent, Purchaser, any majority-owned subsidiary of Syncona Portfolio, Parent or Purchaser or, to the knowledge of Syncona Investment, Syncona Portfolio, Parent or Purchaser, any of the persons listed in Schedule A hereto or any associate or of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of Syncona Investment, Syncona Portfolio, Parent or Purchaser or, to the knowledge of Syncona Investment, Syncona Portfolio, Parent or Purchaser, any of the persons or entities referred to in clause (i) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days. As of the date of this Offer to Purchase, Syncona Investment, Syncona Portfolio, Parent and Purchaser own no outstanding shares of common stock of the Company. As discussed in Section 10 — “Background of the Offer; Contacts with the Company”, any Shares owned by Syncona Investment, Syncona Portfolio, Parent or any of their wholly owned or controlled subsidiaries as of the Effective Time will be cancelled in the Merger for no consideration and no CVRs will be issued in respect of any Shares held by such entities. Syncona Investment, Syncona Portfolio, Parent and Purchaser are not restricted from transferring or disposing of any such Shares prior to the Effective Time.
Except as otherwise described in this Offer to Purchase, none of Syncona Investment, Syncona Portfolio, Parent or Purchaser or, to the knowledge of Syncona Investment, Syncona Portfolio, Parent or Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Syncona Investment, Syncona Portfolio, Parent or Purchaser or, to the knowledge of Syncona Investment, Syncona Portfolio, Parent or Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Syncona Investment, Syncona Portfolio, Parent, Purchaser or any of their subsidiaries or, to the knowledge of Syncona Investment, Syncona Portfolio, Parent or Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Syncona Investment, Syncona Portfolio, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information, may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by Syncona Investment, Syncona Portfolio, Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

10.
Background of the Offer; Contacts with the Company.

Background of the Offer and the Merger; Past Contacts or Negotiations between Syncona Investment, Syncona Portfolio, Parent, Purchaser and the Company.
The following is a description of contacts between representatives of Syncona Investment, Syncona Portfolio, Parent and Purchaser, on the one hand, and representatives of the Company, on the other, that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Background of the Offer and the Merger
The following chronology summarizes the key meetings and other events between representatives of Syncona Investment, Syncona Portfolio, Parent and Purchaser, on the one hand, and representatives of the Company, on the other, that led to the signing of the Merger Agreement. References in this chronology to Syncona are references to Syncona Investment. The following chronology does not purport to catalogue every conversation between such parties and their representatives.
Syncona is engaged in (among other activities) managing and making investments in life sciences companies. Syncona engages in discussions with regard to potential transactions of varying constructs with public and private companies both in response to company-initiated processes as well as proactively independent of any process. Consistent with these business objectives, Syncona was introduced to representatives of the Company in the ordinary course of Syncona’s business and on January 8, 2018, Dr. Christopher Hollowood, Chief Investment Officer of Syncona, met with Susan B. Washer, President and Chief Executive Officer of the Company, Stephen W. Potter, Chief Business Officer of the Company, and Bill Sullivan, former Chief Financial Officer of the Company, in San Francisco, CA. Discussions during the course of such meeting were not related to any potential acquisition of the Company.
On May 19, 2022, Dr. Hollowood held a virtual meeting with representatives of BTIG, LLC (“BTIG”). During such meeting, BTIG suggested the possibility of a possible transaction between the Company and Syncona.
On May 25, 2022, BTIG held a virtual meeting with the Company regarding a possible transaction between the Company and Syncona.
On June 10, 2022, Dr. Hollowood, Markus John, Chief Medical Officer of Syncona, Dr. Elisa Petris, Lead Partner of Syncona, Dr. Alex Hamilton, Investment Partner of Syncona, and Dr. Michael Kyriakides, Investment Partner of Syncona, had a virtual meeting with Ms. Washer, Mr. Potter, Jonathan Lieber, Chief Financial Officer of the Company, Douglas Kleinberg of BTIG, and Salvatore Saraceno of BTIG regarding the possibility of a mutually acceptable relationship to finance and progress the Company’s XLRP program to regulatory approval.
On June 20, 2022, Syncona Investment and the Company executed the Confidentiality Agreement to further explore a possible transaction and to enable Syncona to receive access to further due diligence materials regarding the Company. The Confidentiality Agreement did not include a standstill provision.
On June 21, 2022, Syncona was granted access to an electronic dataroom containing financial and business information with respect to the Company to support its due diligence review of the Company.
One June 24, 2022, Dr. Hollowood and Dr. Petris held a virtual meeting with representatives of MTS Health Partners, L.P. (“MTS”), which the Company had engaged as its financial advisor in connection with a possible transaction, to discuss topics relating to a possible transaction.
Between June 30, 2022 and July 26, 2022, representatives of Syncona and the Company held meetings to discuss details concerning the clinical, manufacturing, and financial aspects of the Company and other due diligence matters concerning the Company.
On July 6, 2022, Dr. Hollowood and other representatives of Syncona held an in-person meeting with Ms. Washer and other representatives of the Company in Cambridge, MA during which Syncona’s representatives informed the Company of Syncona’s potential interest in acquiring the ophthalmology, CNS, and manufacturing assets of the Company.
On July 13, 2022, Syncona engaged Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (“Mintz”) as its legal advisor in connection with a potential transaction with the Company.
On July 27, 2022, Syncona submitted a non-binding indication of interest for the purchase of the assets comprising the Company’s ocular gene therapy programs and the Company’s manufacturing facility for an upfront payment of approximately $20.0 million and the assumption of future liabilities under the Company’s manufacturing facility lease. The asset purchase would only include those assets related to the Company’s ocular programs. All other assets, including the non-manufacturing facility leases and the senior debt facility, would remain the responsibility of the Company. The letter of interest had an expiration date of August 5, 2022.
On July 28 and July 29, 2022, Dr. Hollowood and Ms. Washer discussed Syncona’s proposal.
On August 3, 2022, Dr. Hollowood and Ms. Washer held a virtual meeting to discuss the status of negotiations between the Company and Syncona, including potential alternative structures for a transaction.
On August 19, 2022, Syncona submitted a revised non-binding indication of interest for a transaction that included the Company in its entirety, subject to identification of a suitable transaction structure. The proposed $57.5 million value of the transaction consisted of $32.5 million payable at closing with the remainder in the form of contingent value rights.
On August 21, 2022, Syncona engaged PricewaterhouseCoopers (“PwC”) to assist with tax structuring and financial due diligence in connection with the proposed transaction.
On August 25, 2022, Syncona engaged BTIG to serve as its financial advisor to assist in the proposed transaction.
On August 25, 2022, Dr. Hollowood and Ms. Washer held a virtual meeting to discuss the revised non-binding indication of interest, including the proposed business development CVR milestones.
On September 5, 2022, Syncona submitted an updated proposal providing for an acquisition of the Company by a tender offer for $32.5 million payable at closing and revised CVR terms. Syncona also requested a break-up fee of $2.0 million in the event the minimum number of shares required to be tendered in the tender offer is not achieved. The breakup fee would be structured as a convertible note to be issued to Syncona by the Company.
On September 7, 2022, Dr. Hollowood held a teleconference with Ms. Washer to discuss Syncona’s proposal.
On September 9, 2022, Syncona delivered a revised non-binding indication of interest providing for the acquisition of the Company by Syncona for an aggregate purchase price of up to $82.5 million, consisting of $32.5 million payable at closing and the following contingent value rights: $12.5 million upon FDA approval of AGTC-501, an additional $12.5 million if the Company’s XLRP product is the first product approved to treat XLRP patients, $12.5 million in the first year in which there are $100.0 million in global net sales of AGTC-501, and contingent value rights for a share of proceeds of various non-XLRP business development activities during the first 18 months after the closing of the proposed transaction, including licensing CNS programs, selling the Company’s Bionic Sight equity interest, and sale of the manufacturing facility, that in aggregate exceeds $5.0 million up to a cap of $12.5 million. Syncona proposed a revised $1.5 million breakup fee structured as a convertible note to be issued to Syncona by the Company. The proposal was premised on Syncona being granted a 30-day exclusive negotiation period with significant exceptions enabling the Company to continue various business development discussions. The Company executed the indication of interest on September 9, 2022 and Syncona was granted exclusivity.
Beginning on September 13, 2022, Syncona and its respective advisors, including Mintz, BTIG and PwC, were granted access to additional confirmatory legal and operational due diligence documents and information in the Company’s electronic dataroom to support their continued due diligence review of the Company. Over the following several weeks, Syncona and its advisors conducted operational, legal, intellectual property, compliance, regulatory, financial and other due diligence on the Company and from time to time had discussions with representatives of the Company to discuss process, due diligence and related items with respect to an acquisition transaction.
On September 13, 2022, the Company, MTS, Syncona, BTIG and Mintz held a virtual meeting to discuss transaction planning and timing, including the preparation of the definitive agreements for the proposed transaction.
On September 14, 2022, Foley Hoag LLP (“Foley Hoag”), outside legal counsel for the Company, sent an initial draft of the Merger Agreement to Mintz.
Between September 15, 2022 and October 23, 2022, Dr. Hollowood and other representatives of Syncona met regularly with Ms. Washer and other representatives of the Company to discuss the terms of the transaction and various due diligence matters and to provide further information regarding the Company and its operations.
On September 16, 2022, Foley Hoag sent an initial draft of the CVR Agreement to Mintz.
On September 16, 2022, Dr. Hollowood and Ms. Washer discussed the availability of certain Skyline Trial data, a key determinant of any future development plan. Dr. Hollowood advised Ms. Washer that Syncona had determined it would need to make changes to its envisioned clinical development plan supporting its proposal, and would, therefore, require additional time to assess these changes before reaching any definitive agreement.
On October 3, 2022, Dr. Hollowood advised Ms. Washer that Syncona had updated its clinical development plan in view of the available Skyline Trial data and that Syncona was focused on completing definitive transaction documentation and confirmatory due diligence.
On October 7, 2022, Syncona and the Company agreed to extend the exclusivity period to October 21, 2022.
On October 7, 2022, Syncona notified the Company that it required a $9.0 million reduction in the upfront payment to stockholders, which, in its proposal of September 9, 2022, had been $32.5 million, because of the liability associated with the Black-Scholes-based put right in the Company 2022 Warrants.
On October 18, 2022, Mintz delivered a revised draft of the Merger Agreement to Foley Hoag.
On October 19, 2022, the investment committee of Syncona Investment approved the transaction.
The parties continued to negotiate the Merger Agreement, the CVR Agreement, the Tender and Support Agreement and the other transaction documents through October 23, 2022, and the board of directors of Syncona Portfolio Limited, Parent and Purchaser (each acting by written consent) and the board of directors of the Company unanimously approved the transaction, and the board of directors of the Company recommended that the stockholders of the Company tender their shares in a tender offer to be initiated by Syncona pursuant to the Merger Agreement. Subsequent to such approvals, Syncona and the Company and their respective advisors finalized the Merger Agreement and the related transaction documents and the Merger Agreement and the Tender and Support Agreement were executed.
On the morning of October 24, 2022, before the opening of trading on the Nasdaq Stock Exchange, the Company and Syncona each issued press releases announcing the entry into the Merger Agreement by the Company, Parent and Purchaser.
On October 26, 2022, the Purchaser commenced the Offer.
11.
Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer.   The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement,

Parent and Purchaser intend to effect the Merger. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise.
Stockholders of the Company who tender their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote.   If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for the Company.   At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Purchase will be amended and restated in their entirety pursuant to the terms of the Merger Agreement. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement — Board of Directors and Officers” below.
The common stock of the Company will be delisted and will no longer be quoted on Nasdaq. Syncona Portfolio, Parent and Purchaser are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization and management, changes to the Company Board, or a merger or other business combination with other businesses owned by or in which Syncona Portfolio has made an investment. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Syncona Portfolio, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person, other than their affiliates, of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the sale or transfer of a material amount of assets of the Company.
Summary of the Merger Agreement and Certain Other Agreements.
Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Form 8-K that the Company filed on October 24, 2022. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Syncona Investment, Syncona Portfolio, Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by the Company to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Acceptance Time or to receive the Merger consideration. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer no later than October 27, 2022. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer.” Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, after the applicable Expiration Time, as it may be extended pursuant to the terms of the Merger Agreement, accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Acceptance Time, deposit with the Depositary and Paying Agent all of the funds necessary to pay for all such Shares. The Offer will expire at 5:00 p.m., Eastern Time, on November 28, 2022, unless the Offer is extended or earlier terminated.
Pursuant to the terms of the Merger Agreement, the Offer Price consists of (i) $0.34 per Share, to the holder in cash, without interest and less any applicable withholding taxes, plus (ii) one non-transferable contractual CVR per Share, which represents the right to receive one or more payments in cash, currently estimated to be up to approximately $0.73 per CVR in the aggregate (without interest and less any applicable withholding taxes), based on currently outstanding Shares and Company RSUs and contingent upon the achievement of specified milestones.
Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration and/or the amounts that may become payable pursuant to the CVR Agreement); (ii) add additional milestones solely with respect to the additional milestone payments to the CVR Agreement; (iii) waive any Offer Condition; and (iv) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s consent is required for Purchaser to:
•
reduce the Offer Price;

•
change the form of consideration payable in the Offer (other than increasing the Offer Price as expressly contemplated by the Merger Agreement);

•
reduce the number of Shares sought to be purchased in the Offer;

•
waive, amend or change the Minimum Condition;

•
add to the Offer Conditions;

•
extend the expiration of the Offer, except as provided in the Merger Agreement;

•
provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act; or

•
modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares (in their capacity as such) or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions (other than delays resulting from increases to the Offer Price or extension to the scheduled expiration date of the Officer in accordance with the Merger Agreement).

The Merger Agreement contains provisions to govern the circumstances under which Purchaser may, or is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of any then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such Offer Condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer for additional periods of up to ten (10) business days per extension (the length of such extension periods to be determined by Purchaser in its sole discretion), to permit such Offer Condition to be satisfied; and

•
if, as of the Initial Expiration Time, any Offer Condition is not satisfied (unless such Offer Condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one occasion for an additional period specified by the Company of up to eight (8) business days (or such other period as the parties may agree) to permit such Offer Condition to be satisfied.

However, in no event will Parent or Purchaser: (i) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as February 28, 2023) (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without the Company’s prior written consent.
Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately (and in any event within one (1) business day), irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.
Conversion of Capital Stock at the Effective Time.   Shares outstanding immediately prior to the Effective Time (other than: (i) any Shares held by the Company(or held in the treasury of the Company); (ii) any Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent; and (iii) any Shares held by the Company’s stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be cancelled and automatically converted at the Effective Time into the right to receive $0.34 per Share, to the holder in cash, plus one CVR per Share in each case, without interest and less any applicable withholding taxes.
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Promptly after the Acceptance Time, Parent will deposit, or will cause to be deposited, with Computershare Trust Company, N.A. (the “Depositary and Paying Agent”), cash sufficient to make the payment of the Shares subject to the Offer.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective

Time, Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and the Company have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
As of the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
As of the Effective Time, the bylaws of the Purchase will be amended and restated in their entirety as set forth on Exhibit C to the Merger Agreement and, as so amended and restated, will be the bylaws of the Surviving Corporation.
Treatment of Equity Awards.   At the Effective Time, each option to Purchase Shares (“Company Option”) with a per share exercise price that is less than $0.34 that is outstanding and unexercised (“In-the-Money Company Option”) shall, automatically and without any required action on the part of the holder thereof, vest in full and be cancelled, and the holder thereof shall be entitled to receive both: (i) a cash payment equal to product of: (a) the excess of the Cash Consideration over the exercise price per share of such In-the-Money Company Option, and (b) the total number of Shares subject to such In-the-Money Company Option; and (ii) one (1) CVR for each Share subject to such In-the-Money Company Option. At the Effective Time, each Company Option with a per share exercise price that is greater than $0.34 will be cancelled and terminated without any payment or delivery being made in respect of such Company Option (whether in the form of cash or a CVR), and the holder of such Company Option will have no further rights with respect to such Company Option.
At the Effective Time, each then outstanding Company RSU shall, automatically and without any required action on the part of the holder thereof, vest in full and be cancelled, and the holder thereof shall be entitled to receive both: (i) a cash payment equal to the product of: (a) the Cash Consideration; and (b) the total number of Shares subject to such Company RSU; and (ii) one (1) CVR for each Share subject to such Company RSU. Prior to the Effective Time, the Company will terminate the Company 2013 Employee Stock Plan (the “ESPP”) in accordance with its terms and with no shares of Company Common Stock being purchased under the ESPP after the date October 23, 2022.
Employee Benefits Matters.   Pursuant to the Merger Agreement, Parent has agreed that, for a period of at least twelve (12) months following the Effective Time, each employee of the Company or an affiliate who remains actively employed following the closing of the Merger (each, a “Continuing Employee”) will be provided with: (i) base salary or wage rate, bonus opportunities and commission opportunities that are no less favorable than those provided by the Company immediately prior to the Effective Time; and (ii) severance and other employee benefits (excluding equity and equity-based compensation) that are no less favorable than those provided by the Company immediately prior to the date of the Merger Agreement.
Parent has also agreed that, subject to the terms of the Merger Agreement, following the Effective Time, all Continuing Employees will be eligible to participate in Parent’s (or any of its subsidiaries’) health, vacation, 401(k) plans and other employee benefit plans and perquisites (to the same extent as similarly situated employees of Parent or such subsidiary). Parent will also provide each Continuing Employee with service credit under Parent’s (or of its subsidiaries’) employee benefit plans for service prior to the Effective Time with the Company to the same extent that such service was recognized under a corresponding Company employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, and subject to the concurrence of any third-party insurers, Parent will, following the Effective Time, use commercially reasonable efforts to, or cause its applicable subsidiary to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any benefit plan of Parent or its subsidiaries that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent benefit plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.
Treatment of Outstanding Company Warrants.
Holders of outstanding Company Warrants issued by the Company may, at any time prior to the expiration of such Company Warrants in accordance with their respective terms, exercise such Company Warrants and, thereafter, receive the Merger consideration they would have received had they exercised such Company Warrants prior to the Effective Time. Specifically, each such holder would receive, upon exercise of such holder’s Company Warrant, (i) an amount of cash equal to the product of (x) the aggregate number of Shares for which such Company Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Cash Consideration over the per share exercise price of such Company Warrant and (ii) one (1) CVR for each Share for which such Company Warrant was exercisable immediately prior to the Effective Time in accordance with and subject to the CVR Agreement. In lieu of the foregoing, each holder of a Company 2022 Warrant may, at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days following, the Effective Time, receive an amount in cash equal to the “Black-Scholes Value” in respect of such holder’s Company 2022 Warrant calculated pursuant to the terms of the Company 2022 Warrants.
Conditions to the Merger.   The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:
(i)
there has not been issued by any governmental body of competent jurisdiction and remaining in effect any temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining, or otherwise preventing the consummation of the Merger, and no legal requirement has been enacted or deemed applicable to the Merger that makes illegal the consummation of the Merger;

(ii)
Parent or Purchaser must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn; and

(iii)
the aggregate amount potentially payable to the holders of the Company 2022 Warrants for the Black-Scholes Value (as defined in the Company 2022 Warrants) will not exceed $9,500,000 at the Expiration Time, which will be calculated (A) in accordance with the Company Disclosure Schedule and as if determined at the Expiration Time and (B) assuming that all holders of the Company 2022 Warrants outstanding as of the Expiration Time are deemed to have exercised their rights under the Company 2022 Warrants to receive payment of the Black-Sholes Value in respect of such holders’ Company 2022 Warrant(s) from the Company at the Expiration Time.

No Solicitation of Acquisition Proposals.   Except as described below, until the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms:
(i)
the Company has agreed to immediately cease, and direct its representatives to immediately cease, as of the date of the Merger Agreement, any solicitation, discussions or negotiations with any persons that may be ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below) or any inquiries, proposals or offers that could reasonably be expected to lead to any Acquisition Proposal; and

(ii)
the Company has agreed not to, and to cause its representatives not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (c) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement, as described below); or (d) take any action (including adopting any resolution) for the purpose of exempting any person (other than Parent and its subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover law or the Company’s organizational or other governing documents.
The Company agreed to promptly, and direct its representatives to promptly, but in no event later than three (3) business days, following the date of the Merger Agreement, request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of the Company relating to any possible Acquisition Proposal within six (6) months prior to the date of the Merger Agreement (and the Company will use commercially reasonable effort to have such information return or destroyed). On the date of the Merger Agreement, the Company agreed to discontinue electronic or physical data room access granted to any such party. The Company shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement with any such party.
Notwithstanding the above limitations, if after the date of the Merger Agreement and prior to the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms, the Company or any of its representatives receives a bona fide written Acquisition Proposal from any person or group of persons on or after the date of the Merger Agreement (including renewals) that did not result from a material breach of the non-solicitation or return and destruction of non-public information relating to possible Acquisition Proposals provisions of the Merger Agreement (described above), and the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below) and that the failure to take the actions described below would be inconsistent with its fiduciary duties under applicable legal requirements, the Company and its representatives may take the following actions:
(x)
furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) regarding the Company to the person or groups of persons who have made such Acquisition Proposal (provided that the Company will substantially concurrently provide any such information to Parent to the extent access to such information was not previously provided to Parent or its representatives); and

(y)
engage in, continue or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) with the person or group of persons making such Acquisition Proposal and its or their representatives.

Under the Merger Agreement “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions as to confidentiality that are materially no less favorable to the Company than those contained in that certain Mutual Confidentiality and Non-Disclosure Agreement, effective June 20, 2022, between the Company and Parent (the “Confidentiality Agreement”) and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, the Merger Agreement. The Company has agreed to provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into in connection with an Acquisition Proposal that constitutes or could reasonably be expected to lease to a Superior Offer promptly (and in any event within twelve (12) hours) following the execution thereof.
The Company is required to: (i) promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of the receipt by the Company or any of its representatives of any Acquisition Proposal, or any inquiries, proposals or offers that could reasonably be expected to lead to any Acquisition Proposal; (ii) provide to Parent the identity of the person or entity making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such person with respect to such Acquisition Proposal) from such Person and a summary of the material terms and conditions of any such Acquisition Proposal that is presented orally; and (iii) keep Parent reasonably informed of any material developments regarding such Acquisition Proposal on a reasonably prompt (and in any event within twenty-four (24) hours) basis, including by providing Parent reasonably prompt (and in any event within twenty-four (24) hours) notice of all material amendments or modifications and a copy of any final definitive agreement in respect of such Acquisition Proposal that the Company would be prepared to execute, subject to the terms and conditions of the Merger Agreement. The Company has also agreed that it (a) will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that prohibits the Company from providing any information to Parent as set forth above or otherwise complying with the Merger Agreement and (b) will not provide information to any person or entity pursuant to any confidentiality agreement entered into prior to the date of the Merger Agreement (unless such person or entity agrees prior to receipt of such information to waive any provision in such confidentiality agreement that would prohibit the Company from providing any information to Parent in accordance with the Merger Agreement).
“Acquisition Proposal” means any proposal or offer (other than an offer or proposal by Parent or Purchaser) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Contemplated Transactions) for:
(a)
any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company;

(b)
any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group”(as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) more than 15% of the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company;

(c)
any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof;

(d)
any sale, lease, exchange, transfer, exclusive license or disposition, in each case, other than in the ordinary course of business, of more than 15% of the assets of the Company (measured by the lesser of book or fair market value thereof); or

(e)
any combination of the foregoing.

“Superior Offer” means any bona fide written Acquisition Proposal involving an Acquisition Transaction (not resulting from a breach of the Merger Agreement) that is not subject to any financing contingency, which the Company Board shall have determined (after consultation with its independent financial advisor and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) than the Contemplated Transactions; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “more than 80%.”
Nothing in the Merger Agreement will prohibit the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable legal requirements; or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act. Any such disclosure or position will not be deemed to be a Company Adverse Change

Recommendation (as defined below) in and of itself and will not in and of itself require the giving of any Determination Notice (as defined below), and the Company Board will not effect a Company Adverse Change Recommendation (as defined below) except as set forth below.
Other than as expressly permitted under the Merger Agreement, the Company has: (i) agreed that it will not release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Company is or becomes a party or under which the Company has or acquires any rights; and (ii) will enforce or cause to be enforced each such agreement or provision. The Company has further agreed that in the event any representative of the Company takes any action that, if taken by the Company, would constitute a breach of the provisions of the Merger Agreement described under this “No Solicitation” heading, the Company will be deemed to be in breach of such provisions.
Company Board Recommendation.   As described above, and subject to the provisions described below, the Company Board has unanimously determined to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Company Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, neither the Company Board nor any committee thereof may:
(i)
withhold, withdraw, qualify or modify in a manner adverse to Parent or Purchaser, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

(ii)
remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9;

(iii)
make any public recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act; or

(iv)
approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in the foregoing paragraphs (i) through (iii) and in this paragraph (iv) is referred to as a “Company Adverse Change Recommendation”).

The Merger Agreement further provides that the Company Board will not adopt, approve, recommend, submit to stockholders of the Company or declare advisable, or propose to adopt, approve, recommend or submit to stockholders or declare advisable, or cause or allow the Company to execute or enter into any contract, letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal or any contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate the Contemplated Transactions, or that would otherwise be reasonably likely to materially impeded, interfere with or be inconsistent with, the Contemplated Transactions (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of the nonsolicitation provisions described herein) from any person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Company Board determines in good faith that such Acquisition Proposal is a Superior Offer: (x) the Company Board may make a Company Adverse Change Recommendation; and/or (y) the Company may terminate the Merger Agreement to substantially concurrently therewith enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer and pay a termination fee of $1,500,000, in each case only if:

(i)
the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements;

(ii)
the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to its terms at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (which determination notice is referred to herein as a “Determination Notice”), which Determination notice will not in and of itself constitute a Company Adverse Change Recommendation or a termination of the Merger Agreement; and

(iii)
(a) the Company shall have made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by the Merger Agreement; (b) the Company shall have given Parent four (4) business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals and shall have made available its representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any (provided, that Parent may revise such offer or proposal in response to any revisions to a Superior Offer); (c) after considering any such revised proposal from Parent, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make a Company Adverse Change Recommendation and/or terminate the Merger Agreement pursuant to its terms would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements; and (d) if the Company intends to terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer, the Company: (i) has not materially breached the requirements of the non-solicitation provisions of the Merger Agreement (described above) or the Company Board Recommendation provisions of the Merger Agreement (described above); (ii) the Company Board shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer; and (iii) substantially concurrently with such termination, the Company pays a $1,500,000 termination fee.

The provisions of the Merger Agreement described above also apply to any material amendment (which includes any revision to the amount, form or mix of consideration the Company stockholders would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to four (4) business days above shall be deemed to be two (2) business days.
Additionally, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, other than in connection with a Superior Offer, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance (as defined below), if and only if:
(i)
the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements;

(ii)
the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation; and

(iii)
(a) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance; (b) The Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals and shall have made available its representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation under the Merger Agreement; and (c) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined, in good faith, that the failure to make a Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements.
Such provisions also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to four (4) business days shall be deemed to be two (2) business days.
“Change in Circumstance” means any material event, development or change in circumstances with respect to the Company that (a) was neither known to, nor was reasonably foreseeable by, the Company Board, the chief executive officer, chief financial officer or any other named executive officer of the Company on or prior to the date of this Agreement and (b) does not relate to an (i) Acquisition Proposal or (ii) the mere fact that the Company meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that, with respect to this clause (b), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Change in Circumstance).
The Company has also agreed to ensure that any withdrawal or modification of a Company Board Recommendation does not have the effect of causing any corporate takeover law of the State of Delaware or any other state to be applicable to the Merger Agreement or the Support Agreement, the Offer, the Merger or any of the other Contemplated Transactions.
Reasonable Best Efforts.   Each of the Company, Parent and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions, including the Offer. Without limiting the generality of the foregoing, Parent, the Purchaser and the Company: (a) are required to make all filings (if any) and give all notices (if any) required to be made and given by such person in connection with the Merger and the other Contemplated Transactions; (b) are required to use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization), if any, required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such person in connection with the Merger or any of the other Contemplated Transactions (except that in no event will Parent, Purchaser or the Company be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (c) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.
Termination.   The Merger Agreement may be terminated prior to the Effective Time as follows:
(i)
by mutual written consent of Parent and the Company;

(ii)
by either Parent or the Company if a governmental body or court of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of Shares in the Offer; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

(iii)
by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with its terms without Purchaser having purchased any Shares; provided, that this termination right will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or has resulted in in the Offer expiring or being terminated;
(iv)
by either Parent or the Company, if the Acceptance Time shall not have occurred on or before 5:00 p.m. Eastern Time on February 28, 2023 (the “End Date”); provided, that this termination right will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or has resulted in in Acceptance Time not occurring by the End;

(v)
by Parent prior to Purchaser’s acceptance of Shares for purchase if, whether or not permitted do so: (a) the Company Board has effected a Company Adverse Change Recommendation; (b) the Company Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any alternative acquisition agreement (other than an Acceptable Confidentiality Agreement); (c) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (d) below), the Company Board fails to publicly reaffirm the Company Board Recommendation within five (5) business days after Parent so requests in writing (provided that Parent may make such request no more than once with respect to each Acquisition Proposal); (d) a tender offer or exchange offer for outstanding shares of Company common stock shall have been commenced (other than by Parent or its affiliates) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, two (2) business days prior to the Expiration Time), the Company Board shall have failed to recommend against acceptance of such offer; (e) the Company shall have materially breached its non-solicit obligations (described above); or (f) other than in connection with an Acquisition Proposal, the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five (5) business days after Parent so requests in writing (provided that Parent may only make such request on two occasions) (each of the foregoing, a “Triggering Event” and such termination, an “Adverse Recommendation Termination”);

(vi)
by the Company prior to Purchaser’s acceptance of Shares for purchase, in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, which right may be exercised if, and only if the Company has not materially breached the provisions under the Merger Agreement or the Company Board Recommendation provisions under the Merger Agreement (described above), the Company Board has authorized the Company to enter into such agreement, and the Company pays the Termination Fee (as defined below) to Parent substantially concurrently with such termination (a “Superior Offer Termination”);

(vii)
by Parent (so long as neither Parent nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement) if: (a) the Company’s representations or warranties related to its corporate organization and subsidiaries, good standing, authority to enter the Merger Agreement, inapplicability of Section 203 of the DGCL, the Merger’s eligibility under Section 251(h) of the DGCL, non-contravention, or fees owed to any broker, finder or investment banker are not true in all material respects; or (b) the Company has not complied with its covenants or obligations contained in the Merger Agreement in all material respects; provided, however, that for purposes of clauses “(a)” and “(b)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is capable of being cured by the End Date, then Parent may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(viii)
by the Company (so long as the Company is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Parent or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would: (a) reasonably be expected to have a material and adverse effect on the ability of Parent and Purchaser to consummate the Transactions prior to the End Date (except for any effects resulting from acts of terrorism, war, weather conditions, viruses or pandemics); or (b) prevent, delay or impair Parent or Purchaser from consummating the Offer and the Merger, and such breach or failure could not be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, is not cured within thirty (30) days after receiving written notice from the Company of such breach or failure to perform (or, if earlier, the End Date); or
(ix)
by the Company: (a) if the Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within four (4) business days of the execution of the Merger Agreement; provided, that the Company is not then in material breach of its obligation to supply the information concerning the Company required to be filed in connection with the Offer; or (b) if the Purchaser shall have failed to irrevocably accept for purchase all Shares validly tendered (and not validly withdrawn) within four (4) business days of the expiration of the Offer (as it may be extended in accordance with the terms of the Merger Agreement) and as of such expiration, all of the Offer Conditions have been satisfied or waived.

Termination Fee.   The Company has agreed to pay Parent a termination fee of $1,500,000 (the “Termination Fee”) if:
(i)
the Company terminates the Merger Agreement pursuant to a Superior Offer Termination;

(ii)
Parent terminates the Merger Agreement pursuant to an Adverse Recommendation Termination;

(iii)
Parent or the Company terminates the Merger Agreement pursuant to clause (iii) above; or

(iv)
Parent or the Company terminates the Merger Agreement pursuant to clause (iv) above or if Parent terminates the Merger Agreement pursuant to clause (vii) above and: (a) any person shall have publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless withdrawn prior to such termination); and (b) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided that for purposes of this clause (b) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”).

In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, “Parent Related Parties”) (and the termination thereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination, provided, that none of the foregoing shall relieve the Company for any liability for common law fraud or willful and intentional breach of the Merger Agreement.
Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or the Company (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive; (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for common law fraud or willful and intentional breach of the Merger Agreement.
Conduct of Business Pending the Merger.   The Company has agreed that, from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms, except as expressly contemplated by the Merger Agreement, as required by legal requirements or to the extent consented to by Parent in writing, it will (i) conduct its business in the ordinary course consistent in all material respects with past practice and all applicable legal requirements and in accordance with the Company Disclosure Schedule; (ii) pay its debts, payables and taxes when due; and (iii) preserve intact the material components of its current business organization, keep available the services of its officers and employees and maintain its relations and goodwill with all governmental bodies and all suppliers, vendors, licensors, licensees, manufacturers, collaboration partners and other business partners with which it has material business dealing.
In addition, the Company will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):
•
establish a record date for, declare, accrue, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than (a) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company upon termination of such employee’s employment; or (b) in connection with the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the exercise of Company Options or the vesting or settlement of Company RSUs pursuant to the terms thereof;

•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of: (a) any capital stock, equity interest or other security; (b) any option, call, warrant or right to acquire any capital stock or other equity interest or security; or (c) any instrument convertible into, exchangeable for or settled in any capital stock or other equity interest or security (except that the Company may issue Shares as required to be issued upon the exercise of Company Options and Company Warrants);

•
adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of the Company’s rights under, or accelerate the vesting under, any provision of any employee plan;

•
amend, terminate or grant any waiver under any standstill agreements;

•
amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents (other than an amendment to its certificate of incorporation that is necessary to implement a reverse stock split to regain compliance with Nasdaq Global Market listing standards and in form and substance reasonably satisfactory to Parent);

•
adopt or implement any stockholder rights plan or similar arrangement;

•
form any subsidiary, or acquire any equity interest in any other entity;

•
enter into any joint venture, partnership, limited liability corporation or similar agreement;

•
effect or become a party to, or adopt a plan or agreement of complete or partial liquidation or dissolution, business combination, amalgamation, merger, consolidation, employee restructuring, recapitalization or other reorganization or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction (other than an amendment to its certificate of incorporation that is necessary to implement a reverse stock split to regain compliance with Nasdaq Global Market listing standards and in form and substance reasonably satisfactory to Parent);

•
make or authorize any capital expenditure, except that the Company may make or authorize any capital expenditures that does not exceed $50,000 individually or $150,000 in the aggregate;

•
enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract or real property lease or amend, terminate, or waive any material right or remedy under, or replace or release, settle or compromise any material claim, liability or obligation under, any material contract or real property lease, other than termination thereof upon the expiration of any such contract or real property lease in accordance with its terms;

•
acquire, lease, license or sublicense any right, including intellectual property rights, or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right, including intellectual property rights, or other asset to any other Person or divest, spin-off, abandon, fail to renew, terminate, cancel, waive, relinquish or permit to lapse, fail to pursue applications in, transfer, assign, guarantee, exchange or swap any of its rights, including Intellectual Property Rights, or other assets (except in each case for assets: (a) acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent with past practice; or (b) that are immaterial to the business of the Company);
•
make any pledge or mortgage of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for certain permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets and do not materially impair the operations of the Company;

•
lend money or make capital contributions or advances to, or make any investment in, any person (other than routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business and consistent with past practice and in compliance with the Company’s policies related thereto), or incur or guarantee any indebtedness;

•
establish, adopt, enter into any new, amend, terminate or take any action to accelerate vesting, rights or payments under, or exercise discretion with respect to performance under, any Company Employee Plan or PEO Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement) (except entering into customary releases with departing employees in accordance with the personnel plan agreed by the parties prior to the date of the Merger Agreement), grant or pay any bonus, profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, bonuses, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), or grant or increase any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any Company Associate (except that the Company: (a) may amend the Company Employee Plans or authorize or consent to an amendment to the PEO Plans to the extent required by applicable legal requirements or the Merger Agreement; and (b) may make payments and provide such benefits in accordance with Company Employee Plans or PEO Plans existing on the date of the Merger Agreement) in the ordinary course of business and consistent with past practices) or enter into or amend any change-of-control, retention, severance or employment agreement or other agreement with any Company Associate;

•
hire any employee or terminate any Company Associate, other than terminations for cause (as determined in the Company’s reasonable discretion) or extend any new offer of employment or engagement with the Company;

•
other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•
make, change or revoke any election in respect of Taxes, change any annual Tax accounting period, amend any Tax Return, adopt or change any accounting method in respect of Taxes, settle or compromise any governmental audit or proceeding with respect to Taxes, surrender any right or claim of a refund of Tax, request any Tax ruling, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable Legal Requirement), enter into any Tax sharing or similar contract or arrangement, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or fail to pay any Tax (including any estimated Tax) that becomes due and payable;

•
commence any legal proceeding, other than: (a) in such cases where the Company reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business; or (b) in connection with the Transactions or a breach of the Merger Agreement;

•
settle any legal proceeding or other claim (or threatened legal proceeding or other claim), other than pursuant to a settlement that results: (a) solely in monetary obligation involving only the payment of monies by the Company of not more than $50,000 in the aggregate; (b) does not involve the admission of wrongdoing by the Company and does not involve any injunction or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against the Company or any license, cross-license or similar arrangement with respect to any intellectual property rights or product candidates of the Company; and (c) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise;
•
recognize, or enter into, any collective bargaining agreement or any other contract or other agreement with any labor organization, except as otherwise required by applicable legal requirements and after advance notice to Parent;

•
commence any clinical trial in respect of any product candidate, or terminate any clinical trial or pre-clinical study in respect of any product candidate that is ongoing as of the date hereof;

•
qualify any new site for manufacturing of any product candidate;

•
make any (a) submissions to any Governmental Body relating to the Company’s business, including with respect to the conduct or design of clinical trials sponsored or proposed by the Company or (b) submissions to, or correspond with, any domestic or foreign institutional review board, privacy board or ethics committee regarding a clinical trial sponsored or proposed by the Company;

•
fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;

•
fail to preserve and maintain any material intellectual property rights of the Company except non-exclusive licenses and sublicenses of the Company’s intellectual property rights to business relations of the Company;

•
disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, processes, protocols, specifications, techniques, data or other confidential information or ideas of the Company; or

•
agree or commit to take any of the foregoing actions.

Access to Information.   From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, the Company will provide Parent and Parent’s officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, “Representatives”) reasonable access during the Company’s normal business hours to the Company’s Representatives, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company as reasonably requested by Parent, subject to customary exceptions and limitations.
Security Holder Litigation.   In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought or threatened in writing by any person against the Company and/or its directors or officers, the Company is required to promptly notify Parent of such litigation and to keep Parent reasonably informed with respect to the status thereof. The Company has agreed to give Parent the opportunity to participate in the defense of any such litigation, give Parent the right to review and comment in advance on all filings or responses to be made by the Company in connection with any such litigation (and the Company shall consider in good faith any reasonable changes thereto proposed by Parent) and otherwise give due consideration to Parent’s advice with respect to such litigation. The Company may not settle, offer to settle, or enter into any negotiations or agreements with respect to the settlement or potential settlement of any such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed. However, Parent shall not withhold its consent with respect to any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions if the settlement thereof involves: (i) payments that do not exceed a pre-determined amount and such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible); (ii) no admission of wrongdoing or liability; (iii) no injunctive or similar relief; (iv) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to the Merger Agreement and the Transactions; (v) the withdrawal or dismissal of all claims and actions then pending relating to the Merger Agreement, the Offer, the Merger or the other Transactions; and (vi) no restrictions on the Company’s ability to conduct its business following the closing.
Stock Exchange Delisting and Deregistration.   Prior to the Effective Time, the Company has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the Nasdaq Global Market to enable delisting by the Company of the Shares from the Nasdaq Global Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 16 Matters.   Prior to the Effective Time, the Company and the Company Board will have taken appropriate action to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Company RSUs, and Company Options in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
State Takeover Laws.   If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, the Company, the Company Board, Parent and Purchaser will use their respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Governance of the Surviving Corporation.   As of the Effective Time: (i) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time; and (ii) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each officer and director of the Company and its subsidiaries immediately prior to the Effective Time will execute and deliver a letter effectuating his or her resignation.
Employee Benefit Matters.   Pursuant to the Merger Agreement, Parent has agreed that, for a period of at least twelve (12) months following the Effective Time, each employee of the Company or an affiliate who remains actively employed following the closing of the Merger (each, a “Continuing Employee”) will be provided with: (i) base salary or wage rate, bonus opportunities and commission opportunities that are no less favorable than those provided by the Company immediately prior to the Effective Time; and (ii) severance and other employee benefits (excluding equity and equity-based compensation) that are no less favorable than those provided by the Company immediately prior to the date of the Merger Agreement.
Parent has also agreed that, subject to the terms of the Merger Agreement, following the Effective Time, all Continuing Employees will be eligible to participate in Parent’s (or any subsidiary’s) health, vacation, 401(k) plans and other employee benefit plans and perquisites (to the same extent as similarly situated employees of Parent or such subsidiary). Parent will also provide each Continuing Employee with service credit under Parent’s (or its subsidiary’s) employee benefit plans for service prior to the Effective Time with the Company to the same extent that such service was recognized under a corresponding Company employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, and subject to the concurrence of any third-party insurers, Parent will, following the Effective Time, use commercially reasonable efforts to, or cause its applicable subsidiary to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent benefit plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent benefit plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.
To the extent requested by Parent at least five (5) days prior to the Closing, the Company will take all actions that may be necessary to terminate any Company Employee Plan or terminate its participation in the PEO Plan, with such termination effective as of no later than the date immediately preceding the Closing Date of the Merger.

ESPP.   Prior to the Effective Time, the Company will terminate the ESPP in accordance with its terms and with no shares of Company Common Stock being purchased under the ESPP after October 23, 2022.
Representations and Warranties.   This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the Company to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:
•
corporate matters, such as due organization, organizational documents, good standing, qualification, power, authority and subsidiaries;

•
capitalization;

•
SEC filings and financial statements;

•
disclosure controls and internal controls over financial reporting;

•
absence of certain changes since the Company’s financial statements for the period ended June 30, 2020;

•
absence of a Material Adverse Effect (as defined below) from June 30, 2020 through the date of the Merger Agreement;

•
loans;

•
title to assets;

•
equipment and real property;

•
intellectual property;

•
material contracts;

•
absence of undisclosed liabilities;

•
compliance with legal requirements;

•
regulatory matters;

•
compliance with anti-corruption and anti-bribery laws;

•
permits and licenses;

•
tax matters;

•
employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

•
environmental matters;

•
insurance;

•
affiliate transactions;

•
absence of litigation;

•
government contracts;

•
authority relative to the Merger Agreement;

•
Delaware takeover statute;

•
required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•
opinion of its financial advisor;

•
brokers’ fees and expenses;

•
accuracy of disclosures included or incorporated by reference in filings related to the Offer; and

•
non-reliance on certain communications with Parent and Purchaser.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Company or (b) the ability of the Company to fulfill its obligations under the Merger Agreement or to consummate the Contemplated Transactions on the terms set forth in the Merger Agreement. The definition of “Company Material Adverse Effect” excludes Effects resulting from any of the following from being deemed to constitute, or being taken into account in determining whether there has occurred or could or would occur, a Company Material Adverse Effect:
(i)
conditions generally affecting the industry in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company as compared to other industry participants;

(ii)
general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Company as compared to other industry participants;

(iii)
changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the Nasdaq Global Market (it being understood, however, that any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur);

(iv)
changes in GAAP (or any interpretations of GAAP) or legal requirements applicable to Company, to the extent that such changes do not have a materially disproportionate impact on the Company as compared to other industry participants;

(v)
any stockholder litigation or other claims arising from or relating to the Merger Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable legal requirements;

(vi)
resulting or arising out of the execution, announcement or performance of the Merger Agreement or any of the Contemplated Transactions; or

(vii)
the taking of any action expressly required to be taken pursuant to Merger Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Merger Agreement to the extent taken in accordance with such request.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:
•
corporate matters, such as due organization, good standing (with respect to jurisdictions that recognize such concept), power and authority;

•
authority relative to the Merger Agreement and the CVR Agreement;

•
ownership of securities of the Company;

•
absence of litigation;

•
availability of funds;

•
required consents and approvals, and no violations of laws, governance documents or agreements;

•
accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•
non-reliance on any representations or warranties regarding the subject matter of the Merger Agreement, express or implied, except for the Company’s representations and warranties under the Merger Agreement; and

•
the formation and activities of Purchaser.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, is or would reasonably be expected to, materially and adversely affect the ability of Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement prior to the End Date. The definition of “Parent Material Adverse Effect” excludes any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events in determining whether there has been, or would reasonably be expected to be a Parent Material Adverse Effect.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Chancery Court of the State of Delaware in addition to any other remedy to which they are entitled under the Merger Agreement, at law or in equity.
Notice of Certain Events.   The Company and Parent have agreed to promptly notify the other of: (i) any legal proceeding commenced or, to any party’s knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions; or (ii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.
Filings, Consents and Approvals.   Each of the Company, Parent and Purchaser has agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws (provided, that in no event shall Parent, Purchaser or the Company be required to pay any monies or agree to any material undertaking in connection with the foregoing) and to lift any restraint, injunction or other legal bar to the Merger.
In addition, the Company, Parent and Purchaser have also agreed, until the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, to promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and give the other parties the opportunity to participate in any communication in connection with any such request, inquiry, investigation, action or legal proceeding.

Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement obligates Parent and the Surviving Corporation to honor all rights to indemnification, advancement of expenses, and exculpation from liabilities in favor of the current and former directors and officers of the Company, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, for a period of six (6) years from and after the Effective Time (the “Indemnity Period”), Parent has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents, indemnification agreements or other similar agreements of the Company with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent will cause the Company to perform its obligations thereunder.
For the Indemnity Period, Parent and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or provide substitute policies for the Company (and their current and former directors and officers who are currently covered by the Company’s existing policies), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by the Company; provided that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Company for such insurance (the “Maximum Amount”). In lieu of the foregoing, prior to the Acceptance Time, the Company may purchase a “tail” directors’ and officers’ liability insurance policy for the Company (and its current and former directors and officers who are currently covered by the Company’s existing policy) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time. If requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place the tail policy, Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith; provided, that the Company may, at its sole option and after giving written notice to Parent at least two (2) business days prior to the Acceptance Time, purchase a tail policy prior to the Acceptance Time for a premium not to exceed the Maximum Premium. In the event any future annual premiums for the existing insurance policy or tail policy exceed the Maximum Amount, the Surviving Corporation will be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.
In the event Parent or the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations described above.
Expenses.   Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions.   The Offer Conditions are described in Section 13 — “Conditions of the Offer.”
CVR Agreement
At or prior to the consummation of the Offer, Parent will enter into the CVR Agreement with a rights agent agreeable to each of Parent and the Company, governing the terms of certain consideration payable thereunder. Each CVR represents the right to receive contingent payments of cash payable to the Rights Agent for the benefit of the holders of CVR, in each case without interest and less any applicable withholding taxes. The maximum amount that may be paid upon achievement of all of the milestones is $50.0 million. Based on the number of currently outstanding Shares and Company RSUs, a maximum of 68,646,495 CVRs would be issued in connection with the Merger and the maximum aggregate cash payment per CVR would be approximately $0.73 (without interest and less any applicable withholding taxes), consisting of up to $0.18 per CVR in respect of Milestone 1, if achieved, and $0.18 per CVR for each of Milestone 2, Milestone 3 and Milestone 4 (each as described herein), if achieved. The foregoing does not include any CVRs that would be issued if additional Shares were to become outstanding: (i) as a result of the exercise of Company Options on or prior to the Effective Time, of which there are 6,535,786 outstanding stock options having a weighted average exercise price of $4.64 per share; (ii) as a result of the exercise of Company Warrants issued in February 2021 at any time prior to their expiry in 2026, of which there are warrants to purchase 8,370,786 Shares with an exercise price of $6.00 per share; and (iii) as a result of the exercise of Company Warrants issued in July 2022 at any time prior to their expiry in 2027, of which there are warrants to purchase 19,166,667 Shares with an exercise price of $0.60 per share. The Company Warrants issued in July 2022 also provide that the holders thereof may alternatively exercise a right to cause the Company to purchase such warrants from the holders thereof for a Black-Scholes-based cash payment. Because the maximum amount that may be paid upon achievement of all of the milestones is capped at $50.0 million and is divisible by the number of CVRs outstanding, the maximum amount payable per CVR would decrease if additional CVRs were issued as a result of the exercises of such Company Options and Company Warrants.
Each payment is conditioned upon the achievement of the applicable milestones (each, a “Milestone” and, collectively, the “Milestones”) as follows:
•
Milestone 1.   Parent will be obligated to pay up to $12.5 million, in the aggregate, upon the (a) the sale, license, transfer, spin-off of, or the occurrence of any other monetizing event, whether in a single or multiple transactions, involving, all or any part of the Non-RPGR Assets (as defined in the CVR Agreement), (b) the sale or transfer of the Bionic Sight Equity (as defined in the CVR Agreement) and/or (c) the sale, lease or transfer of the Manufacturing Assets (as defined in the CVR Agreement), in each case, that closes on or prior to the date that is eighteen (18) months after the Closing Date of the Merger. The aggregate amount payable in connection with such Milestone will be equal to the amount by which the sum of (i) 60% of the Gross Proceeds (as defined below) attributable to the Non-RPGR Assets and/or (ii) 100% of the Gross Proceeds attributable to the Bionic Sight Equity and/or (iii) 100% of the Gross Proceeds attributable to the Manufacturing Assets (reduced as set out in the definition of Gross Proceeds below), collectively, exceeds $5.0 million.

•
Milestone 2.   Parent will be obligated to pay an aggregate amount equal to $12.5 million upon obtaining FDA approval of a BLA for AGTC-501 to treat patients with X-linked retinitis pigmentosa caused by mutations in the Retinitis Pigmentosa GTPase Regulator (RPGR) gene, as evidenced by the written notice of such approval by the FDA, which approval (a) must be consistent with the patient population, at a minimum, as established by the inclusion/exclusion criteria of patients studied in the pivotal clinical trial, (b) may be subject to conditions of use, contraindications, or otherwise limited, and (c) may contain a commitment to conduct a post-approval study or clinical trial (the “Marketing Approval”).

•
Milestone 3.   Parent will be obligated to pay an aggregate amount equal to $12.5 million if, as of the date of the Marketing Approval, no other AAV gene therapy product expressing the RPGR protein (including any derivative or shortened version of the RPGR protein) has received a marketing approval from the FDA.

•
Milestone 4.   Parent will be obligated to pay an aggregate amount equal to $12.5 million the first date on which Net Sales in any calendar year are equal to or exceed $100.0 million.

“Gross Proceeds” means the aggregate amount of (a) all cash consideration actually received by Parent or its affiliates in connection with the achievement of Milestone 1 and (b) with respect to any non-cash consideration actually received by Parent or its affiliates in connection with the achievement of Milestone 1, including shares of stock, all amounts received by Parent or its affiliates in connection with the monetization of such non-cash consideration only to the extent such monetization event occurs and such amounts are received by Parent or its affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. Rights to receive future payments, including royalty streams, milestone payments, amounts placed in escrow or other contingent payments shall not be treated (as such) as “non-cash consideration” but shall only be counted as Gross Proceeds to the extent that such payments are released from escrow or otherwise monetized by the Parent or its affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. The assumption of any future liability or obligation will not be treated as “non-cash consideration” and will be disregarded. For clarity, (i) if the achievement of Milestone 1 also involves assets that are not related to Non-RPGR

Assets and/or Bionic Sight Equity and/or Manufacturing Assets, but are related to other proprietary technology, products or assets of Parent or its affiliates, then the total consideration will be allocated among such Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets and such other technology, products and assets, and only that consideration allocated to the achievement of Milestone 1 will be included in Gross Proceeds and (ii) any Gross Proceeds received by Parent or any of its affiliates that relate to the Manufacturing Assets will be reduced by any future amounts that Parent or any of its affiliates is committed to pay to the transferee of the Manufacturing Assets or any of its affiliates. In addition, Gross Proceeds shall be reduced by the sum of: (y) any and all taxes (including any income tax, profits tax, license tax, capital gains tax, gross receipts tax and value-added tax) imposed by a governmental body and paid or payable by Parent or its affiliates with respect to any Gross Proceeds and (z) all out-of-pocket transaction costs incurred by Parent or its affiliates for the negotiation, entry into and closing of a Milestone 1 transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees.
“Net Sales” means the gross amount invoiced by Parent, any of its affiliates (including the Surviving Corporation) or any of its Sublicensees (as defined in the CVR Agreement) to a Third Party (as defined in the CVR Agreement) for sales or transfers for value of AGTC-501, less the following deductions as calculated in accordance with GAAP consistently applied:
(i)
customary trade, cash and quantity discounts and allowances actually given to customers;

(ii)
rebates, credits and allowances actually given by reason of rejections, returns, damaged or defective product or recalls, or any other items returned or returnable in accordance with policy;

(iii)
government-mandated rebates, credits and adjustments paid or deducted;

(iv)
customary price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, wholesaler fees (including but not limited to packing, handling, freight, shipment and insurance costs), group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal/national state/provincial, local and other governments, including their agencies;

(v)
custom charges, freight, postage, shipping, insurance, handling and other transportation expenses to the extent included in the price and separately itemized on the invoice;

(vi)
amounts written off as uncollectable debt; provided, that, the amount of any uncollectable debt deducted pursuant to this exception and actually collected in any subsequent calendar quarter shall be included in Net Sales for such subsequent calendar quarter; and

(vii)
sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of AGTC-501 (but not including taxes assessed against the net income derived from such sale).

No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
Furthermore, Net Sales shall not include use of, disposition of, or sale at or below the direct manufacturing cost of, AGTC-501 by Parent, any of its affiliates (including the Surviving Corporation) and/or its Sublicensees of AGTC-501 for non-clinical or clinical studies, samples, grants, treatment IND sales, named patient sales, compassionate use sales, patient-assistance programs or charitable donations.
Resales or sales of AGTC-501 made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the subsequent resale or sale to a non-affiliate Third Party (other than a Selling Party) shall be included in the computation of Net Sales.
In the event of any sale of AGTC-501 for any consideration other than monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under the CVR Agreement, AGTC-501 shall be deemed to have been sold for cash at the weighted (by sales volume) average sale price of AGTC-501 in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country, territory or possession in which such sale or other disposition occurred during the applicable accounting period in accordance with GAAP consistently applied.
In the event that AGTC-501 is sold as part of a Combination Product in any country, territory or possession (where “Combination Product” means any pharmaceutical product which comprises AGTC-501 and other active compound(s), ingredient(s) and/or device(s) (each, an “Other Product”), the Net Sales of AGTC-501, for the purposes of determining milestone payments, shall be determined by multiplying actual Net Sales of such Combination Product in such country, territory or possession as determined in the first paragraph of the definition of “Net Sales” (“Combination Product Net Sales”) by the fraction A/(A+B) where A is the weighted average net selling price of AGTC-501 in such country, territory or possession when sold separately (i.e., without the Other Product) and B is the weighted average net selling price of the Other Product in such country, territory or possession when sold separately, in each case, during the relevant period.
In the event that the weighted average sale price of AGTC-501 can be determined but the weighted average sale price of the Other Product cannot be determined, Net Sales for purposes of determining milestone payments shall be calculated by multiplying the Combination Product Net Sales by the fraction A/C where A is the weighted average net selling price of AGTC-501 in such country when sold separately (i.e., without the Other Product) and C is the weighted average net selling price of the Combination Product in such country.
If either (a) the weighted average net selling price of AGTC-501 in such country when sold separately (i.e., without the Other Product) cannot be determined but the weighted average net selling price of the Other Product in such country when sold separately can be determined, or (b) neither the weighted average net selling price of the Other Product or AGTC-501 in such country when sold separately can be determined, then the Net Sales apportioned to AGTC-501 shall be calculated by Parent in good faith in accordance with U.S. GAAP consistently applied taking into account the standards set forth above.
All Net Sales shall be computed in U.S. dollars, and where any Net Sales are calculated in a currency other than U.S. dollars, they shall be translated into U.S. dollars using Parent’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into US Dollars and in accordance with U.S. GAAP consistently applied.
More than one Milestone may be achieved in a given calendar year, and each Milestone may only be achieved once. Accordingly, the aggregate payments to holders of CVRs pursuant to the CVR Agreement will not exceed $50.0 million. There can be no assurance that any of the Milestones will be achieved. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs. Except with respect to Milestone 2 and Milestone 3, the Milestones are independent of each other, and payment upon achievement of any specific Milestone is not dependent upon achievement of any prior Milestone.
The terms of the CVRs described above reflect the parties’ agreement over the sharing of potential economic upside benefits from future Net Sale of AGTC-501 and do not reflect anticipated Net Sales of AGTC-501. There can be no assurance that such levels of Net Sales will occur or that any or all of the payments in respect of the CVRs will be made.
If a Milestone is not achieved during a calendar Year, then on or before the date that is sixty (60) days after the expiration of each such calendar Year, Parent shall deliver to the Rights Agent a certificate certifying that such Milestone has not occurred (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within ten (10) business days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate.
Upon reasonable advance written notice from the Holders of at least twenty percent (20%) of the outstanding CVRs (the “Acting Holders”) provided to Parent not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period), Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by the Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales for purposes of the Milestone 4 Amount and the Milestone 1 Amount, if any; subject to customary conditions. The decision of such Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that, if the Independent Accountant concludes that Parent has underreported or underpaid Parent’s calculation of Net Sales and the payment of the Milestone 1 Amount by more than five percent (5%), the fees charged by such Independent Accountant shall be paid by Parent. If, pursuant to the terms of the CVR Agreement, the Independent Accountant concludes that the Milestone 1 Amount or Milestone 4 Amount should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report and in no event later than December 31 of the calendar year that includes such delivery date, pay each Holder such Milestone 1 Amount or the Milestone 4 Amount, as applicable.
The CVR Agreement provides that the holders of CVRs are intended third-party beneficiaries of the CVR Agreement.
The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (i) upon death by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (v) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (vi) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (vii) to Parent in connection with an abandonment of the CVR or in connection with a negotiated transaction.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.
Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, all members of the Company’s board of directors and the executive officers of the Company, who collectively hold less than 1% of Company’s equity as of October 21, 2022 (each, a “Supporting Stockholder”), entered into a Tender and Support Agreement (the “Support Agreement”) with Parent and Purchaser.
The Tender and Support Agreement provides that, no later than ten (10) business days after the commencement of the Offer, each Supporting Stockholder will tender into the Offer all of the outstanding Shares beneficially owned by such Supporting Stockholder and any Shares subsequently acquired by such Supporting Stockholder (collectively, the “Subject Shares”). Each Supporting Stockholder agreed not to withdraw such Supporting Stockholder’s Subject Shares unless the Tender and Support Agreement has been terminated.
The Tender and Support Agreement also provides that, in connection with any meeting of stockholders of the Company, or any action by written consent, each Supporting Stockholder will vote all of such Supporting Stockholder’s Subject Shares against any Acquisition Proposal, or other proposal, action, agreement or transaction involving the Company that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely effect, or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.
Each Supporting Stockholder, solely in such Supporting Stockholder’s capacity as a stockholder of the Company, will not and will instruct such Supporting Stockholder’s Representatives not to, directly or indirectly:

•
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal;

•
solicit, initiate or knowingly facilitate or knowingly encourage (including by way of providing non-public information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry regarding, or the making of any proposal or offer that, constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than solely in response to an unsolicited inquiry to refer such person to the restrictions of the Merger Agreement and this provision of the Tender and Support Agreement so long as the discussion or response is limited to such referral);

•
enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•
knowingly encourage or recommend any other holder of Shares to vote against the Merger or to not tender Shares into the Offer.

The Tender and Support Agreement will terminate automatically upon the first to occur of (a) the termination of the Merger Agreement, (b) the Effective Time, (c) any decrease to the Offer Price, or (d) the termination of the Tender and Support Agreement by written notice from Parent to the Supporting Stockholders.
The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO.
Equity Commitment Letter
The description of the Equity Commitment Letter included in Section 12 — “Source and Amount of Funds” are incorporated into this Section 11 by reference.
Confidentiality Agreement
On June 20, 2022, Parent and the Company entered into the Confidentiality Agreement, pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with a possible negotiated transaction. Parent’s and the Company’s obligations with respect to any particular item of confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement and will expire on the third anniversary of the date of the Confidentiality Agreement. The Confidentiality Agreement does not include a standstill provision.
This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
12.
Source and Amount of Funds.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $23.5 million. In addition, Parent and Purchaser estimate that they would need approximately an additional $50.0 million to pay the maximum aggregate amount that holders of the CVRs would be entitled to in the event that all of the milestones are achieved. Parent and Purchaser have, or will have, available to them, through a variety of sources, including cash on hand and intercompany agreements between Parent and its affiliates, funds necessary to satisfy all of Parent’s and Purchaser’s payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby.
Syncona Portfolio and Parent have entered into an equity commitment letter, dated as of October 23, 2022 (the “Equity Commitment Letter”), pursuant to which Syncona Portfolio has agreed to provide Parent with an equity commitment of up to $23.5 million in cash. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (iv) Parent and Purchaser have, or will have, available to them, through a variety of sources, including cash on hand and intercompany agreements between Parent and its affiliates, funds necessary to satisfy all of Parent’s and Purchaser’s payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby.
13.
Conditions of the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction of the conditions set forth in clauses (a) through (m) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to irrevocably accept for purchase or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, unless the conditions set forth below have been satisfied or waived in writing by Parent:
a.
there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its subsidiaries, represent at least one Share more than 50% of the total number of (i) all shares of Company Common Stock then outstanding (treating as outstanding the shares of Company Common Stock underlying the outstanding Company RSUs) plus (ii) the aggregate number of shares of Company Common Stock issuable to holders of Company Options and Company Warrants from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Company Common Stock has not yet been issued to such exercising holders of Company Options and Company Warrants) (the “Minimum Condition”) (for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) will be excluded);

b.
there shall not have been issued by any governmental body of competent jurisdiction any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body that prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

c.
since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect;

d.
the Company shall have complied with or performed, in all material respects, its obligations, covenants and agreements under the Merger Agreement it is required to comply with or perform at or prior to the Acceptance Time;

e.
the representations and warranties of the Company related to its corporate organization and subsidiaries, good standing, authority to enter the Merger Agreement, inapplicability of Section 203 of the DGCL, the Merger’s eligibility under Section 251(h) of the DGCL, non-contravention, and fees owed to any broker, finder or investment banker shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate as of the expiration of the Offer as though made on and as of the expiration of the Offer (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (1) all materiality and “Company Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded;
f.
the representations of the Company related to its capitalization set forth in Section 2.3(a), Section 2.3(c) and Section 2.3(f) of the Merger Agreement shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer, except to the extent the failures of such representations to be accurate in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $1,000,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been accurate in all respects;

g.
the representations and warranties of the Company set forth in clause (a) of Section 2.5 of the Merger Agreement shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded;

h.
the representations and warranties of the Company set forth in the Merger Agreement (other than those referred to in clauses (e) through (g) above) shall have been accurate as of the date of the Merger Agreement and shall be accurate as of the expiration of the Offer as though made on and as of the expiration of the Offer (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except for inaccuracies of such representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality and “Company Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded;

i.
Parent and Purchaser shall have received a certificate executed on behalf of the Company by an executive officer confirming that the conditions set forth in paragraphs (c) through (h) above have been satisfied;

j.
the Merger Agreement has not been validly terminated in accordance with its terms;

l.
there shall not be pending any Legal Proceeding in which a Governmental Body is a party: (i) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iii) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Company; (iv) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (v) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or the Company; and
m.
as of the Expiration Time, the aggregate liability of the Company for the Black-Scholes Value (as defined in the Company 2022 Warrants) potentially payable to the holders of Company 2022 Warrants pursuant to the fourth sentence of Section 3(d) of the Company 2022 Warrants shall not exceed $9,500,000 at the Expiration Time, such liability to be calculated (i) in accordance with the methodology and illustrative calculation set forth in the Company Disclosure Schedule and (ii) assuming that all holders of Company 2022 Warrants outstanding as of the Expiration Time are deemed to have exercised their right under the Company 2022 Warrants to receive payment of the Black-Scholes Value in respect of such holders’ Company 2022 Warrant(s) from the Company at the Expiration Time.

The foregoing conditions are in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).
14.
Dividends and Distributions.

The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Acceptance Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Conduct of Business Pending the Merger.”
15.
Certain Legal Matters; Regulatory Approvals.

General.   Except as otherwise set forth in this Offer to Purchase, based on Syncona Portfolio’s, Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Syncona Portfolio, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Syncona Portfolio, Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Syncona Portfolio, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Syncona Portfolio’s, Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Syncona Portfolio, Parent and Purchaser have agreed to use reasonable best efforts to file, as soon as possible, such notices, reports, and other documents and to submit promptly any information reasonably requested by any governmental entity in connection therewith. The parties currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer.”
Antitrust.   Based on a review of the information currently available relating to the businesses in which Syncona Portfolio, Parent and its affiliates and the Company are engaged and the consideration to be paid for the Shares, Syncona Portfolio, Parent and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) is required, and therefore clearance under the HSR Act is not a condition to the consummation of the Offer or the Merger. Based on a review of the information currently available relating to the countries and business in which Syncona Portfolio, Parent and its affiliates and the Company are engaged, Syncona Portfolio, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States and approval of any non-U.S. antitrust authority is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Syncona Portfolio, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Syncona Portfolio, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 — “Conditions of the Offer.”
Stockholder Approval Not Required.   The Company has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the Company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the Company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. All members of the Company’s board of directors and the executive officers of the Company, who collectively hold less than 1% of the Company’s equity as of October 21, 2022, have entered into a Support Agreement and have agreed, among other things, subject to certain exceptions, to tender their Shares. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and the Company will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 251(h) the DGCL. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
State Takeover Laws.   A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, the Company has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three (3) years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (a) approved by the board of directors of the corporation; and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
The Company has represented to us in the Merger Agreement that its board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of the Company who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to the Schedule 14D-9 as Annex II and is incorporated by reference therein. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder of Shares” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, and who wishes to demand appraisal rights, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below. Stockholders should assume that the Company will take no action to perfect any appraisal rights of any stockholder.
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and the Company may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10)

days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND A COPY OF THE FULL TEXT OF SECTION 262 OF THE DGCL IS ATTACHED THERETO AS ANNEX II. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.
As more fully discussed in the Schedule 14D-9, stockholders wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must, in addition to the other requirements set forth in Section 262 of the DGCL, do ALL of the following:
•
the stockholder must, within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to the Company at the address specified for such purpose in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•
the stockholder must not tender his, her or its Shares pursuant to the Offer; and

•
the stockholder must continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any stockholder who tenders Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex II to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that the Company stockholders exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one (1) year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Legal Proceedings Relating to the Tender Offer.   None.

16.
Fees and Expenses.

Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws, paid for by the Company.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17.
Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of the Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Alliance Holdco Limited
Alliance Acquisition Sub, Inc.
Syncona Portfolio Limited
October 26, 2022

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF SYNCONA INVESTMENT, SYNCONA PORTFOLIO, PURCHASER AND PARENT
1.
Alliance Acquisition Sub, Inc.

The following table sets forth information about the directors and executive officers of Alliance Acquisition Sub, Inc. as of October 26, 2022.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
David Fellows President and Director Citizenship: USA
Mr. Fellows is the President and a Director of Alliance Acquisition Sub, Inc. Mr. Fellows serves as a Director of Jaguar Gene Therapy, LLC (since 2020) and Axovia Therapeutics (since 2020). Mr. Fellows is also Chairman and a Director of Oxular Limited (since 2017) and Terns Pharmaceuticals, Inc. (since 2020). Mr. Fellows was previously Chief Executive Officer of Nightstar Therapeutics Limited (between 2015 and 2019) and a Director (between 2014 and 2019) and Chairman and Director of Arctos Optogenetics (between 2020 and 2021).
Mr. Fellows was a Director of Gyroscope Therapeutics Holdings PLC (between 2020 and 2021) and was previously Vice President of Johnson & Johnson’s Vision Care Franchise and held leadership positions at Allergan, Inc. for twenty-five (25) years in a number of capacities, including Regional President, Corporate Vice President, and Senior Vice President across North America, Europe and Asia.
Mr. Fellows holds a B.A. in Psychology from Butler University.

Dr. Christopher Hollowood Treasurer, Secretary and Director Citizenship: United Kingdom
Dr. Hollowood is the Treasurer and Secretary and a Director of Alliance Acquisition Sub, Inc.
Dr. Hollowood serves as Chief Investment Officer of Syncona. Dr. Hollowood joined Syncona in 2012 and holds various Director positions at affiliates of Syncona Limited.
Dr. Hollowood is also a Director of Alliance Holdco Limited.
Dr. Hollowood serves as Chairman and Director of Freeline Therapeutics Holdings PLC (since 2020 and held Director positions in the Freeline group between 2015 and 2021), Swanbio Therapeutics Limited (since 2018) and Purespring Therapeutics Limited (since 2020). Dr. Hollowood is also a Director of Forcefield Therapeutics (since 2020).
Dr. Hollowood was previously the Chairman and Director of Nightstarx Limited (between 2013 and 2017) and Gyroscope Therapeutics Holdings PLC (between 2021 and 2022 and held Director positions in the Gyroscope group between 2016 and 2021).
Dr. Hollowood was previously a partner of Apposite Capital LLP, a venture and growth capital healthcare investment company. Before Apposite, Dr. Hollowood had roles with Bioscience Managers Limited, Neptune Investment Management Limited and in the pharmaceutical industry.
Dr. Hollowood holds a degree in Natural Sciences and a PhD in Organic Chemistry, both from the University of Cambridge.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Ashwin Datt Assistant Secretary and Director Citizenship: USA
Mr. Datt is the Assistant Secretary and Director of Alliance Acquisition Sub, Inc.
Mr. Datt serves as Chief Executive Officer of Carousel Therapeutics, LLC (since 2021).
He was previously Chief People Officer (in 2019) and EVP, Corporate Development (between 2019 and 2021) for Gyroscope Therapeutics and Advisor to the CEO (between 2018 and 2019) and Chief People Officer (between 2017 and 2018) for Vitrisa Therapeutics, Inc.
Mr. Datt has held many other senior positions for various biotechnology companies for the past twenty-five (25) years, including Genentech and Amgen.
Mr. Datt has a BA in Psychology from the University of California, Los Angeles.

The common business address and telephone number for all the directors and executive officers of Purchaser is as follows: 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, Tel: +44 20 3981 7909.
2.
Alliance Holdco Limited

The following table sets forth information about the directors of Alliance Holdco Limited as of October 26, 2022.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Dr. Christopher Hollowood Director Citizenship: United Kingdom	See description above under Alliance Acquisition Sub, Inc.
Dr. Elisa Petris Director Citizenship: Italy
Dr. Petris is a Director of Alliance Holdco Limited. Dr. Petris is a Lead Partner at Syncona. Dr. Petris joined Syncona Limited in 2013.
Since 2019, Dr. Petris has served as a Director of Quell Therapeutics Limited.
Between 2018 and 2019 Dr. Petris served as a Director of Blue Earth Diagnostics Limited and Achilles Therapeutics UK Limited.
Dr. Petris was previously a Senior Associate at Michel Dyens & Co. working on transactions covering the healthcare space, and a member of the Life Science team at L.E.K. Consulting based in London.
Dr. Petris has a PhD in Molecular Biology from Imperial College and an MBA from London Business School.

The common business address and telephone number for all the directors of Parent is as follows: 8 Bloomsbury Street, London WC1B 3SR, Tel: +44 20 3981 7909.

3.
Syncona Portfolio Limited

The following table sets forth information about the directors of Syncona Portfolio Limited as of October 26, 2022.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Robert Hutchinson Director Citizenship: United Kingdom
Mr. Hutchinson is a Director of Syncona Portfolio Limited, Syncona Holdings Limited and Syncona Limited (each since 2017). Mr. Hutchinson is also a Director of Syncona GP Limited (since 2017).
Mr. Hutchinson has over thirty (30) years’ experience in the financial sector as a Chartered Accountant. Mr. Hutchinson qualified in 1990 and spent twenty-eight (28) years with KPMG across various roles. Mr. Hutchinson retired from practice in 2014 and is a Fellow of the Institute of Chartered Accountants in England and Wales.
Mr. Hutchinson served as President of the Guernsey Society of Chartered and Certified Accountants (between 2007 and 2009).
Mr. Hutchinson is also a Non-Executive Director of Ravenscroft Holdings (since 2018) and Non-Executive Director of Pantheon group entities based in Guernsey (since 2022).

Nicholas Moss Director Citizenship: United Kingdom
Mr. Moss is a Director of Syncona Portfolio Limited and Syncona Holdings Limited (since 2016). Mr. Moss is also a Director of Syncona GP Limited (since 2012) and was previously a Director of Syncona Limited between 2016 and 2021..
Mr. Moss is an English qualified chartered accountant (FCA) and has nearly thirty (30) years’ experience in the financial services sector.
Mr. Moss was a founder and Director of Virtus Trust (between 2005 and 2020). Prior to Virtus Trust, Mr. Moss was a Managing Director at Rothschild Trust (between 1989 and 2005).
Mr. Moss holds a number of Non-Executive Director positions for private investment holding and property holding companies in the Channel Islands.

The common business address and telephone number for all the directors of Syncona Portfolio Limited is as follows: Arnold House, PO Box 273, St. Julian’s Avenue, St. Peter Port, Guernsey GY1 3RD Tel: +44 20 3981 7909.
4.
Syncona Investment Management Limited

The following table sets forth information about the directors and executive officers of Syncona Investment Management Limited as of October 26, 2022.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Dr. Martin Murphy Chair, Chief Executive Officer and Director Citizenship: United Kingdom
Dr. Murphy serves as Chief Executive Officer and Chair of Syncona Investment. Dr. Murphy co-founded Syncona alongside The Wellcome Trust in 2012. Dr. Murphy holds various Director positions in the Syncona group.
Dr. Murphy is Chairman and Director of Quell Therapeutics Limited (since 2019) and Anaveon AG (since 2019) and is a

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information

Director of Autolus Therapeutics PLC (since 2018 and held Director positions in the Autolus group between 2014 and 2018), Resolution Therapeutics Limited (since 2020), Neogene Therapeutics, Inc. (since 2020) and Clade Therapeutics, Inc. (since 2021).
Dr. Murphy was previously Chair and Director of Blue Earth Diagnostics Limited (from 2013 to 2019) and Director of Achilles Therapeutics PLC (between 2020 and 2021 and held Director positions in the Achilles group between 2016 and 2020).
Previously, Dr. Murphy was a partner at MVM Life Science Partners LLP (between 2003 and 2012). Dr. Murphy has also held roles with 3i Group plc and McKinsey & Company.
Dr. Murphy has a PhD in Biochemistry from the University of Cambridge.

Dr. Christopher Hollowood Chief Investment Officer and Director Citizenship: United Kingdom	See description above under Alliance Acquisition Sub, Inc.
Mr. Rolf Soderstrom Chief Financial Officer and Director Citizenship: United Kingdom
Mr. Soderstrom is the Chief Financial Officer and a Director of Syncona Investment Management Limited (since 2021) and holds various Director positions in the Syncona group.
Mr. Soderstrom is a Non-executive Director of Sosei Heptares (since 2020) and Biopharma Credit PLC (since 2020).
Mr. Soderstrom was previously CFO of BTG plc (between 2007 and 2018 and held various Director positions in the BTG group during that time) and was previously a Non-Executive Director of Ergomed PLC (between 2019 and 2021).
Prior to this, Mr. Soderstrom was CFO of Protherics plc, and worked in senior finance roles in Cobham plc and Cable and Wireless plc after qualifying as a chartered accountant with PwC.
Mr. Soderstrom has a degree in history from University College London.

The common business address and telephone number for all the directors of Syncona Investment Management Limited is as follows: 8 Bloomsbury Street, London WC1B 3SR Tel: +44 20 3981 7909.